Exhibit 99.4
RESOLUTION

R-15-193

CITY HALL: May 14, 2015

BY: COUNCILMEMBERS WILLIAMS, HEAD, GUIDRY, BROSSETT AND GRAY

In THE MATTER OF APPLICATION OF ENTERGY NEW ORLEANS, INC. FOR CERTIFICATION OF COSTS RELATED TO HURRICANE ISAAC, AND FOR RELATED RELIEF AND APPLICATION OF ENTERGY LOUISIANA, LLC FOR RECOVERY IN RATES OF COSTS RELATED TO HURRICANE ISAAC, AND RELATED RELIEF IN THE FIFTEENTH WARD OF NEW ORLEANS (ALGIERS)

Docket no. ud-14-01 (PHASE II)

RESOLUTION AND FINANCING ORDER

RESOLUTION
R-15-___

CITY HALL: __________________

BY: COUNCILMEMBERS WILLIAMS, HEAD, GUIDRY, BROSSETT AND GRAY

In THE MATTER OF APPLICATION OF ENTERGY NEW ORLEANS, INC. FOR CERTIFICATION OF COSTS RELATED TO HURRICANE ISAAC, AND FOR RELATED RELIEF AND APPLICATION OF ENTERGY LOUISIANA, LLC FOR RECOVERY IN RATES OF COSTS RELATED TO HURRICANE ISAAC, AND RELATED RELIEF IN THE FIFTEENTH WARD OF NEW ORLEANS (ALGIERS)

Docket no. ud-14-01 (PHASE II)

DRAFT RESOLUTION AND FINANCING ORDER
This Financing Order addresses the request of Entergy New Orleans, Inc. (“ENO”), under Act No. 64 of the Louisiana Regular Session of 2006, the “Louisiana Electric Utility Storm Recovery Securitization Act” (“Act 64”), codified at La. R.S. 45:1226-1236: (1) to authorize ENO to finance, through the issuance of storm recovery bonds, in an aggregate principal amount of approximately $99.0 million, related to ENO’s storm recovery activity costs, carrying costs on such storm recovery activity costs, funding and replenishing storm recovery reserves, and upfront financing costs associated with the issuance of storm recovery bonds; (2) to approve the proposed financing structure; (3) to approve the issuance of storm recovery bonds; (4) to create storm recovery property, including the right to impose and collect storm recovery charges sufficient to pay the storm recovery bonds and associated financing costs; (5) to approve a tariff to implement the storm recovery charges; and (6) to approve another tariff to implement ancillary cost offsets and cost recovery relating to the storm recovery cost process.
As discussed in this Financing Order, the Council of the City of New Orleans (the “Council”) finds that ENO’s application for approval of the securitization transaction should be approved. The Council also finds that the securitization approved in this Financing Order meets all applicable requirements of Act 64. Accordingly, in accordance with the terms of this Financing Order, the Council: (1) approves and authorizes the securitization requested by ENO; (2) authorizes the issuance of storm recovery bonds consisting of one or more tranches in an aggregate principal amount equal to the sum of approximately: (a) $31.7 million of storm recovery costs, In its Application for Certification of Costs Related to Hurricane Isaac, and for Related Relief (“ENO Certification Filing”) filed February 28, 2014, ENO sought recovery of its storm recovery costs in the amount of $47.3 million, excluding carrying costs. On January 8, 2015, the Council authorized ENO to recover $31.7 million in storm recovery costs, which amount includes carrying costs through June 30, 2015, via Council Resolution R-15-17. plus (b) the costs of funding and replenishing its storm recovery reserves in the amount of $63.9 The storm reserve funding amount reflects a $10.5 million increase in ENO’s requested storm reserve funding level as discussed in the Direct Testimonies of the Council Utility Advisors, the Agreement in Principle filed in this docket on May 7, 2015, and Resolution R-15-XXX (the “Companion Resolution”) issued in this docket. million in a restricted escrow account, plus (c) upfront financing costs, which are estimated to be $3.4 million and are subject to further review pursuant to the Issuance Advice Letter, plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the storm recovery bonds, if any, plus or minus (d) any adjustment, pursuant to the Issuance Advice Letter, to reflect any change in carrying costs necessary to account for the number of days either less than or greater than assumed in the calculation based on the projected issuance date for the storm recovery bonds of June 30, 2015; (3) approves the structure of the proposed securitization; (4) creates storm recovery property, including the right to impose and collect storm recovery charges in an amount to be calculated as provided in this Financing Order; and (5) approves the form of tariff to implement those storm recovery charges, and the form of tariff to implement ancillary cost offsets and cost recovery relating to the storm recovery process, attached in Appendix B.
In the Issuance Advice Letter discussed herein, ENO shall update the amount of the upfront financing costs and carrying costs to reflect the actual issuance date of the storm recovery bonds and other relevant current information in accordance with the terms of this Financing Order.
ENO is authorized to cause its wholly-owned subsidiary, referred to herein as the “SPE,” to issue storm recovery bonds to finance the updated aggregate principal amount reflected in the Issuance Advice Letter in accordance with the terms of this Financing Order.
ENO submitted evidence demonstrating that the proposed securitization is reasonably expected to result in lower overall costs to customers compared to traditional methods of financing or recovering utility storm recovery costs. Based on the amount that ENO requests to be financed, ENO’s financial analysis and testimony indicates that customers will realize significant benefits from securitization as compared to traditional methods of financing or recovering utility storm recovery costs. Accordingly, the Council concludes that the benefits for customers set forth in ENO’s evidence are indicative of the benefits that customers will realize from the financing approved hereby, and that these benefits will result in lower overall costs and will mitigate rate impact as compared to traditional financing so long as the weighted average interest rate on all of the tranches of the storm recovery bonds is less than 6.50%.
ENO provided a general description of the proposed transaction structure in its Supplemental and Amending Application for Recovery in Rates of Costs Related to Hurricane Isaac, Funding of Storm Reserve

Escrow Fund and Related Relief filed January 29, 2015 (the “Securitization Application”) with the Council and in the testimony and exhibits submitted in support thereof. The proposed transaction structure is consistent with Act 64. Certain details of the final transaction structure, such as any overcollateralization requirements to support payment of the storm recovery bonds, and the final terms of the bonds will depend in part upon the requirements of the nationally-recognized credit rating agencies which will rate the storm recovery bonds and, in part, upon the market conditions that exist at the time the storm recovery bonds are taken to the market.
The Council recognizes that the final transaction structure and pricing terms of the storm recovery bonds will affect customer costs. Accordingly, this Financing Order provides for a process by which the Utility Advisors to the Council (“Council Utility Advisors”), and any financial advisor, or any other legal counsel employed by the Council for this transaction (“Council Incremental Financial Advisors”), may review and comment on the bond structure and pricing. This Financing Order also provides for a procedure by which the Council, acting through a Council designee, shall approve (or disapprove, with reasons) the final structure and pricing of the storm recovery bonds without further Council action. The Council determines that the Council Chief of Staff, or in her/his unavailability the Chair of the Council Utility, Cable, Telecommunications and Technology Committee, should be the Council’s designee under this Financing Order. This participation and approval process proposed by ENO is in the best interest of customers and provides the necessary timeliness and finality to the issuance process.
I. DISCUSSION AND STATUTORY OVERVIEW
In late-August 2012, Hurricane Isaac made landfall and was the fourth most destructive hurricane in the Entergy system’s history in terms of peak customer outages, exceeded only by Hurricanes Katrina, Rita, and Gustav. ENO met the liquidity needs created by the storm recovery costs by issuing external debt and making withdrawals from ENO’s previously-established storm damage reserve escrow account.
In May 2006, the Louisiana Legislature established a financing vehicle by which electric utilities can use securitization financing for storm recovery costs through the issuance of “storm recovery bonds.” Storm recovery bonds must be approved in a financing order. This provision of Louisiana law, Act 64, is codified at La. R.S. 45:1226-1236. Unless otherwise indicated, all references to statutory provisions are to the Louisiana Electric Utility Storm Recovery Securitization Act, Act No. 64 of the Louisiana Regular Session of 2006.
If storm recovery bonds are approved and issued, the electric customers of ENO must pay the principal of the storm recovery bonds, together with interest and related financing costs, through storm recovery charges. Storm recovery charges, to the extent provided in Act 64 and this Financing Order, are nonbypassable charges paid by ENO’s electric customers as a component of the monthly charge for electric service. Storm recovery charges will be collected by ENO or its successor, as initial servicer, as provided for in this Financing Order.
Act 64 permits the Council to consider whether the proposed structuring, expected pricing, and financing costs of the storm recovery bonds are reasonably expected to result in lower overall costs or would avoid or mitigate rate impacts to customers as compared with traditional methods of financing or recovering storm recovery costs. Section 1228(B). The primary benefits of the proposed structure arise from replacing traditional debt and equity of the utility with highly rated debt, the benefits of which are significant.
The potential savings from securitization are significant. The Company’s electric weighted average cost of capital (“WACC”), including the equity component set to the return on equity that the Council last authorized, as of the date of ENO’s Securitization Application, was 11.32% on a before-tax basis. In comparison, the weighted average annual interest rate of the securitized bonds was assumed to be 2.38% under a base-case scenario in ENO’s Securitization Application. This difference in the cost of capital yields securitization savings, on a net present value basis, of $24.4 million for the customers. Even if interest rates increase before the issuance of the securitized bonds (from the base-case assumption of 2.38% to a level as high as 6.50%), the savings for customers could still be achieved (an estimated $5.8 million on a net present value basis). With regard to securitization of the storm recovery reserve portion of the total amount securitized, securitization could result in estimated savings of $2.7 million when compared to financing the storm reserve with lower-rated municipal bonds, or as much as $32.0 million on a nominal basis, when comparing the total revenues that would be required to fund a storm recovery reserve using securitization versus the total revenues required to pre-fund a storm reserve using conventional utility financing at ENO’s last authorized before-tax WACC. ENO will be required to update the benefit analysis in the Issuance Advice Letter to verify that the final amount securitized provides savings compared to traditional financing methods.
This Financing Order contains terms ensuring that the imposition and collection of storm recovery charges authorized herein shall be from all “Customers,” meaning existing and future electric customers (including future electric customers located in Algiers) On October 30, 2014, ENO and Entergy Louisiana, LLC (“ELL”) filed a Joint Application for the Council’s approval of the transfer to ENO of ELL’s assets and related liabilities associated with providing electric service in Algiers (the “Algiers Transaction”), and for related relief. The Joint Application regarding the Algiers Transaction is currently pending in Council Docket No. UD-14-02. If the proposed Algiers Transaction were to take place, ENO would assume the obligation to provide electric service to an additional 22,000 electric customers, and its service territory would expand to include the west bank of the Mississippi River in New Orleans. receiving electric transmission or distribution service, or both, from ENO or its successors or assignees under rate schedules or any special contracts approved by the Council, except in limited circumstances expressly stated in this Financing Order, even if a customer has chosen to switch to self-generation or co-generation. As permitted by § 1227(15). These provisions make the storm recovery charges “nonbypassable.”
This Financing Order also includes a mechanism requiring that storm recovery charges be reviewed and adjusted semi-annually (i.e., every six months), As provided by § 1228(C)(4). to correct over-collections or under-collections during the preceding collection period and to ensure the projected recovery of amounts sufficient to provide timely payment of debt service on the storm recovery bonds and related financing costs. In addition to the semi-annual reviews, following the scheduled final maturity, quarterly reviews and adjustments may be required in order to assure the payment of debt service on the storm recovery bonds and related financing costs. In addition, interim adjustments to the storm recovery charges may be requested if necessary to assure timely payment of the storm recovery bonds. These provisions will help to ensure that the amount of storm recovery charges paid by customers is neither more nor less than the amount necessary to cover the costs of this financing.
The State of Louisiana has pledged to and agreed with the storm recovery bondholders, the owners of the storm recovery property, and other financing parties that the State will not:
(1)alter the provisions of Act 64 which authorize the Council to create a contract right by the issuance of this Financing Order, to create storm recovery property, and to make the storm recovery charges imposed by a financing order irrevocable, binding, and nonbypassable charges;
(2)take or permit any action that impairs or would impair the value of the storm recovery property created pursuant to this Financing Order; or
(3)except for adjustments under any true-up mechanism established by the Council, reduce, alter, or impair storm recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties, as applicable, until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the storm recovery bonds have been paid and performed in full. As permitted in § 1234(B).
In addition, this Council has pledged and covenanted in this Financing Order that after the earlier of the transfer of storm recovery property to an assignee or the issuance of storm recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible payment in full of the storm recovery bonds and the related financing costs. “Indefeasible” in this context does not refer to the potential defeasance in the future of the storm recovery bonds, but rather that the payment and satisfaction of the bonds and costs are permanent and cannot be revoked or made void. Except in connection with a refinancing or refunding As permitted in § 1228(F). or to implement the true-up mechanism adopted by the Council, the Council may not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust storm recovery charges approved in this Financing Order.
Nothing in the State and Council agreements described above precludes a limitation or alteration in this Financing Order and the storm recovery property if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to this Financing Order and the full protection of the bondholders and any assignee or financing party.
Storm recovery property constitutes an existing, present contract right susceptible of ownership, sale, assignment, transfer, and security interest, and the property will continue to exist until the storm recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the storm recovery bonds have been recovered in full. In addition, the interests of an assignee or secured party in storm recovery property (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge, or defense by ENO or any other person or in connection with the bankruptcy of ENO or any other entity. Except to the extent provided in Act 64, the creation, attachment, granting, perfection, and priority of security interests in storm recovery property to secure storm recovery bonds is governed solely by Act 64 and not by the Louisiana Uniform Commercial Code.
The Council may adopt a financing order providing for the retiring and refunding of the storm recovery bonds. ENO has not requested and this Financing Order does not grant any authority to refinance storm recovery bonds authorized by this Financing Order. This Financing Order does not preclude ENO from filing a request for a financing order to retire or refund the storm recovery bonds approved in this Financing Order upon a showing that the customers of ENO would benefit and that such a financing is consistent with the terms of the outstanding storm recovery bonds.
To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in Act 64.
II. DESCRIPTION OF PROPOSED TRANSACTION
A brief summary of the proposed transaction is provided in this section. A more detailed description is included in Section III.C, titled “Structure of the Proposed Financing,” and in the Securitization Application.
To facilitate the proposed securitization, ENO proposes that a special purpose storm recovery funding entity (the “SPE”) be created as a wholly-owned subsidiary of ENO to which will be transferred the storm recovery property, which includes the right to impose, collect, and receive storm recovery charges along with the other rights arising pursuant to this Financing Order. Upon the effectiveness of this Financing Order, these rights are storm recovery property, a vested contract right of ENO.

The SPE will issue storm recovery bonds and will transfer the net proceeds from the sale of the storm recovery bonds to ENO in consideration for the transfer of the storm recovery property. The SPE will be organized and managed in a manner designed to achieve the objective of maintaining the SPE as a bankruptcy-remote entity that would not be affected by the bankruptcy of ENO or any other affiliates of ENO or any of their respective successors or assignees. In addition, the SPE will have at least one independent manager (Frank Bilotta,Vice President, Global Securitization Services, LLC, or his successor) whose approval will be required for major actions or organizational changes by the SPE.
The storm recovery bonds will be issued pursuant to an indenture and administered by an indenture trustee. The storm recovery bonds will be secured by and payable solely out of the storm recovery property created pursuant to this Financing Order and other collateral, described in the testimony accompanying ENO’s Securitization Application. That collateral will be pledged by the SPE to the indenture trustee for the benefit of the holders of the storm recovery bonds and to secure payment due with respect to the bonds and certain costs and expenses relating to the bonds.
Pursuant to a servicing agreement, ENO will act as the initial servicer of the storm recovery charges for the SPE and will undertake to collect such charges from the customers of ENO and remit these collections to the indenture trustee on behalf of and for the account of the SPE. The servicer will be responsible for making any required or allowed true-ups of the storm recovery charges. If the servicer defaults on its obligations under the servicing agreement, the indenture trustee may appoint a replacement servicer subject to the terms of this Financing Order.
Storm recovery charges will be calculated to be sufficient at all times to pay all debt service and other related financing costs for the storm recovery bonds. The storm recovery charges will be calculated pursuant to the method described in Appendix B to this Financing Order. Semi-annual or, following the scheduled final maturity of the storm recovery bonds, quarterly true-ups will be required and performed to ensure that the amount projected to be collected from storm recovery charges is sufficient to service the storm recovery bonds. The methodology for calculating the storm recovery charges is illustrated in Appendix B and the form of true-up notice letter is attached as Appendix D. ENO’s Electric and Gas Storm Reserve Riders approved in Council Resolution R-06-549 shall terminate in the first billing cycle after the storm recovery bonds are issued pursuant to this Financing Order.
The Council determines that ENO’s proposed transaction structure for the storm recovery charges should be utilized. The storm recovery bonds’ amortization schedule is designed to provide for relatively level annual debt service and revenue requirements each year over the life of the storm recovery bonds.

The Council has considered what degree of flexibility to afford to ENO in establishing the terms and conditions of the storm recovery bonds, including but not limited to repayment schedules, interest rates and financing costs. ENO will be granted flexibility in these matters, subject to the terms of this Financing Order and the Issuance Advice Letter process.
In its Securitization Application, filed on January 29, 2015, ENO requested the authority to securitize and to cause storm recovery bonds to be issued in an aggregate principal amount equal to the sum of: (a) $31.7 million of storm recovery costs, which includes carrying costs through June 30, 2015, plus (b) the costs of funding and replenishing its storm recovery reserves in the amount of $53.4 million in a restricted escrow account, plus (c) upfront financing costs, which are estimated to be $3.4 million and are subject to further review pursuant to the Issuance Advice Letter, plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the storm recovery bonds, if any, plus or minus (d) any adjustment, pursuant to the Issuance Advice Letter, to reflect any change in carrying costs necessary to account for the number of days either less than or greater than those assumed in the calculation based on the projected issuance date for the storm recovery bonds of June 30, 2015.
The Council finds that ENO should be permitted to securitize its storm recovery costs and upfront financing costs in accordance with the terms of this Financing Order. The Council is mindful of the fact that several of the components of these upfront financing costs will vary depending upon the size of the final issuance of the storm recovery bonds. Specifically, the Council realizes that the U.S. Securities and Exchange Commission (“SEC”) registration fee, the rating agency fees, and underwriters’ fees typically are proportional to the amount of storm recovery costs actually securitized. In addition, the SEC formula for calculating registration fees changes from time to time. Further, other upfront financing costs, such as legal and accounting fees and expenses, printing expenses, and trustee costs will not be known until the issuance of the bonds or even thereafter, when final invoices are submitted. Accordingly, in the Issuance Advice Letter ENO should update the upfront financing costs securitized to reflect any change in the estimates of SEC registration fee, the rating agency fees, and underwriters’ fees, as a result of a change in the size of the bond financing or a change in the SEC’s registration fee formula, and should otherwise update the estimates in light of then current information. All upfront financing cost amounts are to be revised and updated through the Issuance Advice Letter, at the time of pricing of the storm recovery bonds.
In addition, ENO has requested that the ongoing financing costs incurred by the SPE in connection with the administration and servicing of the storm recovery bonds should not be included in the principal amount of the bonds, but instead should be recovered through the storm recovery charges, subject to the periodic true-up of those charges as provided in this Financing Order. ENO presently estimates that these ongoing annual costs (exclusive of debt service on the storm recovery bonds and the servicing fee mentioned below) to be incurred by the SPE will be approximately $490,750 for the first year following the issuance of the storm recovery bonds if ENO is the servicer, but many ongoing costs will not be known until they are incurred. The annual servicing fee payable to ENO following the issuance of the storm recovery bonds will be fixed at $150,000 and the annual administration fee compensation to ENO for providing administrative and support services to the SPE will be fixed at $100,000. In addition to the servicing fee, the Company will be able to recover its out-of-pocket costs for external accounting and legal services required by the servicing agreement as well as for other items of cost (other than external information technology costs and bank wire fees, which are part of the servicing fee) that will be incurred annually to support and service the storm recovery bonds after issuance. The servicing fee and any expenses incurred by ENO, or by an affiliate of ENO acting as servicer, under the servicing agreement shall be included in any ENO rate case in the manner provided in Ordering Paragraph 41. In the event that a servicer default occurs, the indenture trustee for the storm recovery bonds will be permitted to appoint a replacement servicer with the consent of the SPE, which shall not be unreasonably withheld. The compensation of the replacement servicer will be what is required to obtain the services and will be up to 0.60% of the initial principal balance of storm recovery bonds unless ENO can reasonably demonstrate to the Council that the services cannot be obtained at that compensation level under the market conditions at that time. Furthermore, the Council finds that ENO may earn a rate of return on its capital investment in the SPE equal to the rate of interest payable on the longest maturity tranche of the storm recovery bonds, to be paid by means of periodic distributions from the SPE funded solely by the income earned thereon through investment by the indenture trustee in eligible investments and by any deficiency being collected through the true-up adjustments, and further any actual earnings in excess of that rate will be credited to customers. The Council finds that ENO should be permitted to recover its ongoing financing costs, as ENO requests, in accordance with the terms of this Financing Order.
III. FINDINGS OF FACT
A. Identification and Procedure

1.	Identification of Applicant and Application

1.
ENO is a subsidiary of Entergy Corporation. ENO is an electric and gas utility that currently provides electric service to more than 169,000 customers on the east bank of the Mississippi River in Orleans Parish and natural gas to more than 100,000 customers throughout Orleans Parish including approximately 12,000 customers in Algiers, which is located on the west bank of the Mississippi River in Orleans Parish.

2.	Procedural History

1.	On February 28, 2014, ENO submitted its ENO Certification Filing requesting that the Council certify that ENO’s costs in the amount of $47.3 million, before carrying costs, to restore its facilities following Hurricane Isaac were prudently-incurred and are eligible for recovery from ENO’s customers.

2.
On June 5, 2014, the Council issued Resolution R-14-226, establishing Docket No. UD-14-01 and issuing a procedural schedule to “establish a record which the Council may use to render a determination as to whether the Compan[y] shall be granted recovery for restoration costs associated with Isaac, in what amount, and in what fashion.”

3.
On July 7, 2014, pursuant to Resolution R-14-226 directing the Company to “submit a Supplemental Filing … to update all relevant exhibits, workpapers, and databases in their native electronic formats to present the actual costs through April 30, 2014,” the Company filed its Supplemental Filing in Docket No. UD-14-01, supporting its request for cost-certification for approximately $47.3 million (before carrying costs) for its Hurricane Isaac costs.

4.
On January 8, 2015, the Council issued Resolution R-15-17, adopting the Agreement in Principle between the Council Utility Advisors, ENO, and ELL, addressing the issues that formed the basis upon which ENO sought Council approval of this Financing Order. Further, Resolution R-15-17 determined that ENO is authorized to recover $31.7 million of storm recovery activity costs (which includes carrying costs through June 30, 2015) and to fund and replenish storm recovery reserves in the amount of $53.4 million, which amounts may be financed through storm recovery bonds authorized by this Financing Order.

5.
On January 29, 2015, pursuant to the Agreement in Principle adopted by the Council, ENO filed its Securitization Application seeking Council approval of a Financing Order allowing ENO to utilize storm recovery bond proceeds issued pursuant to Act 64 to finance its Hurricane Isaac storm recovery costs and the costs to fund and replenish ENO’s storm reserve to achieve the Council-approved $75 million funding level.

6.
On February 26, 2015, the Council issued Resolution R-15-80 establishing a procedural schedule and period of intervention for consideration of ENO’s Securitization Application and finding that the Securitization Application will be identified as Docket No. UD-14-01 (Phase II). At the close of the intervention period established by the Council there were no intervenors in the docket.

7.	On April 1, 2015, the Council Utility Advisors filed Direct Testimony in Docket No. UD-14-01 (Phase II) responding to ENO’s Securitization Application.

8.	On April 15, 2015, ENO filed Rebuttal Testimony responding to the Council Utility Advisors’ Direct Testimony.

9.	On May 7, 2015, ENO and the Council Utility Advisors filed a joint agreement in principle in Docket No. UD-14-01 (Phase II).

10.	On [DATE], the Council issued this Financing Order.
B. Financing Costs and Amount to be Securitized

1.	Storm Recovery Costs

1.
Storm recovery costs are defined by Section 1227(16) to include costs associated with undertaking a storm recovery activity. If the Council deems appropriate, storm recovery costs may include the costs to fund and finance any storm recovery reserves. Further, if the Council determines it to be appropriate, storm recovery costs may include costs of repurchasing equity or retiring any existing indebtedness associated with storm recovery activities.

2.
Pursuant to Resolution R-15-17, the Council determined that ENO has incurred recoverable storm recovery costs in the aggregate amount of $31.7 million. This amount includes carrying costs as of June 30, 2015, and is net of any insurance proceeds. These costs constitute storm recovery costs under Act 64 and are eligible for recovery pursuant to this Financing Order.

3.
ENO has proposed securitizing the gross amount of storm recovery costs before any reduction for the income tax effects relating to the incurrence of such costs. The income tax effects include accumulated deferred income taxes related to (1) the tax depreciation relating to the capitalized storm recovery costs, and (2) the casualty loss tax deduction. ENO has proposed that all of the benefits associated with those accumulated deferred income taxes inure to the benefit of customers to be reflected in Securitized Storm Cost Offset Rider (“Rider SSCO”). ENO’s proposal is appropriate and should be approved.

2.	Upfront and Ongoing Financing Costs

1.
Upfront financing costs are those that will be incurred in advance of, or in connection with, the issuance of the storm recovery bonds, and those costs will be recovered or reimbursed from storm recovery bond proceeds except as otherwise provided in this Financing Order. Consistent with Section 1227(5)(c), upfront financing costs include, without limitation, underwriting costs (fees and expenses), rating agency fees, costs of obtaining additional credit enhancements (if any), costs of entering into swap and hedge transactions (if any), fees and expenses of ENO’s legal advisors, fees and expenses of the financial advisor to ENO, SEC registration fees, original issue discount, external servicing costs, fees and expenses of the trustee and its counsel (if any), servicer set-up costs, printing and filing costs, set-up costs relating to the SPE, non-legal securitization proceeding costs and expenses of ENO, and miscellaneous administrative costs.

2.	Ongoing financing costs are those that will be incurred annually to support and service the storm recovery bonds after issuance, and those costs will be recovered or paid from storm recovery charges. Consistent with Section 1227(5)(c), the ongoing financing costs include, among other costs, servicing fees, administrative fees, fees and expenses of the trustee and its counsel (if any), external accountants’ fees, external legal fees, ongoing costs of additional credit enhancement (if any), costs of swaps and hedges (if any), independent manager’s fees, rating agency fees, printing and filing costs, true-up administration fees, fees and expenses of ENO’s and the Issuer’s (SPE’s) counsel, and other miscellaneous costs. Other than the servicing fee (which will cover servicing costs, excluding costs for external accounting and legal services required by the servicing agreement) and the administration fee, which will be fixed pursuant to contract, the remaining ongoing costs that will be incurred in connection with a financing under Act 64 are outside the control of ENO, since ENO cannot control the administrative, legal and other fees to be incurred by other parties on an ongoing basis. All actual ongoing financing costs as incurred will be recoverable through the storm recovery charges.

3.
ENO has provided estimates of upfront financing costs totaling approximately $3.4 million in Appendix C, plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the storm recovery bonds, if any. ENO has also provided in Appendix C estimates of ongoing financing costs for the first year following the issuance of the storm recovery bonds to be approximately $490,750 (exclusive of the servicing fee) if ENO is the servicer. ENO shall update the upfront financing costs and ongoing financing costs prior to the pricing of the storm recovery bonds pursuant to the Issuance Advice Letter.

4.
Within 90 days of the issuance of the storm recovery bonds, ENO will submit to the Council a final accounting of its upfront financing costs. If the actual upfront financing costs are less than the upfront financing costs included in the principal amount financed, the Periodic Billing Requirement for the first semi-annual true-up adjustment shall be reduced by the amount of such unused funds (together with income earned thereon through investment by the trustee in eligible investments) and such unused funds (together with income earned thereon through investment by the trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the actual upfront financing costs are more than the upfront financing costs included in the principal amount securitized, the Company will be allowed to recover the remaining upfront financing costs through Rider SSCO.

3.	Adjustments to Carrying Costs Included in the Amount Financed

1.
In its testimony, exhibits, and schedules, ENO properly calculated the amount of carrying costs.See specifically Exhibit PBG-2 to the Supplemental Direct Testimony of Company witness Phillip B. Gillam for the calculation of carrying costs. In Resolution R-15-17 the Council accepted the Joint Agreement in Principle filed in this docket, which, among other things, determined that ENO shall account for the difference in carrying costs to account for the number of days between the actual date of recovery and the June 30, 2015 date used to calculate the carrying costs. ENO has proposed to account for the difference in carrying costs described above, if any, through the Issuance Advice Letter. ENO’s proposal is appropriate and is approved.

4.	Amount to be Securitized

1.
ENO should be authorized to cause storm recovery bonds to be issued by its SPE in an aggregate principal amount of approximately $99.0 million, equal to the sum of: (a)  $31.7 million of storm recovery costs pursuant to Resolution R-15-17, which includes carrying costs through June 30, 2015, plus (b) the costs of funding and replenishing its storm recovery reserves in the amount of $63.9 million in a restricted escrow account, plus (c) upfront financing costs, which are set (for this purpose) at $3.4 million but are subject to further review as provided in Findings of Fact Paragraph 18, plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the storm recovery bonds, if any, plus or minus (d) any adjustment, pursuant to the Issuance Advice Letter, to reflect any change in carrying costs necessary to account for the number of days either less or greater than those assumed in the calculation based on the projected issuance date for the storm recovery bonds of June 30, 2015. The total principal amount of the storm recovery bonds so issued will be fixed in the Issuance Advice Letter process, consistent with this Financing Order.

5.	Designee Appointment; Issuance Advice Letter Approval Process

1.
Because the actual structure and pricing of the storm recovery bonds and the precise amounts of upfront and ongoing financing costs will not be known at the time that this Financing Order is issued, ENO has proposed a process by which the terms of the storm recovery bonds can be reviewed by the Council Utility Advisors and the Council designee as they are developed and finalized and by which the final transaction terms and costs can be approved.

2.
ENO has requested that the Council appoint a designee (the “Designee”) who is authorized to approve the final terms and structure of the transaction as set forth in the final Issuance Advice Letter. The Designee’s approval of such Issuance Advice Letter will be final and incontestable, without need of further action by the Council. The Designee shall approve the final structure, terms and pricing of the transaction if he or she determines that (i) the final structure, terms and pricing of the storm recovery bonds in the Issuance Advice Letter are consistent with the criteria established in the Financing Order, and (ii) the mathematical calculations are accurate. We find that the appointment of a Designee is a reasonable method to protect customers and to assure ENO and the investing public that all approvals in connection with the issuance of the storm recovery bonds have been obtained. The Council Chief of Staff, or in her/his unavailability, Chair of the Council Utility, Cable, Telecommunications and Technology Committee, is appointed as Designee.

3.
Following the determination of the final terms and structure of the storm recovery bonds and prior to the issuance of such bonds, ENO must file with the Council no later than two business days after pricing of the storm recovery bonds, an Issuance Advice Letter. The Issuance Advice Letter will include the estimated total upfront financing costs of the storm recovery bonds, the estimated ongoing financing costs of administering and supporting the storm recovery bonds, the required principal amount of the bonds, as well as the bond structure and terms and the interest rates on the storm recovery bonds. If the actual upfront financing costs are less than the upfront financing costs included in the principal amount securitized, the periodic billing requirement for the first semi-annual true-up adjustment shall be reduced by the amount of such unused funds (together with interest earned thereon through investment by the indenture trustee in eligible investments) and such unused funds (together with interest earned thereon through investment by the indenture trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the actual upfront financing costs are more than the upfront financing costs included in the amount financed, ENO may recover those additional costs through Rider SSCO. The Issuance Advice Letter will be completed to report the actual dollar amount of the initial storm recovery charges and other information specific to the storm recovery bonds to be issued. The Issuance Advice Letter shall be provided substantially in the form of Appendix A to this Financing Order.

4.
ENO will submit a draft Issuance Advice Letter to the Council Utility Advisors for review no later than two weeks prior to the expected date of initial marketing of the storm recovery bonds, or such other date agreed to by the Company and the Council Designee. Within one week after receipt of the draft Issuance Advice Letter, Council Utility Advisors will provide to ENO any comments that the Council Utility Advisors may have regarding the adequacy of the information provided, in comparison to the required elements of the Issuance Advice Letter.

5.
A second draft Issuance Advice Letter shall be submitted to the Council Utility Advisors within two business days before the pricing of the storm recovery bonds, or such other date agreed to by the Company and the Council Designee.

6.
A final Issuance Advice Letter shall be submitted to the Council Designee within two business days after the pricing of the storm recovery bonds, which shall contain certificates from ENO and its bookrunning underwriters that include certification that the structuring and pricing of the bonds complies with the terms of this Financing Order.

7.
The Council Utility Advisors and the Designee shall provide prompt input to ENO on Issuance Advice Letter filings so that any potential objections or issues regarding the information provided, including but not limited to the structuring and pricing of the storm recovery bonds, can be addressed as soon as practicable. The Council acknowledges that the rejection of any pricing of the bonds after an underwriting agreement is executed could have adverse consequences to ENO in its future financing activities.

8.
The completion and filing of an Issuance Advice Letter, in the form of the Issuance Advice Letter attached as Appendix A, is necessary to ensure that any securitization actually undertaken by ENO complies with the terms of this Financing Order.

9.
Within one business day of receipt of the final Issuance Advice Letter, the Designee shall either (a) approve the transaction by executing a Concurrence and delivering a copy to ENO, which Concurrence shall (i) evidence the final, binding and irrevocable approval by the Council of the structure, terms and pricing of the storm recovery bonds and all related documents and security as consistent with the criteria established in the Financing Order, and (ii) confirm the mathematical accuracy of the calculations in the Issuance Advice Letter; or (b) reject the Issuance Advice Letter and state the reasons therefore. The Designee shall approve the transaction using the form of Concurrence attached as Attachment 6 to the Issuance Advice Letter. A change in market conditions from the date and time of the actual pricing of the storm recovery bonds shall not constitute grounds for rejecting the Issuance Advice Letter.

10.
The Designee’s approval of the Issuance Advice Letter shall be final, irrevocable and incontestable. The Designee’s approval of the Issuance Advice Letter shall, pursuant to the Council’s authority under this Financing Order and without the need for further action by the Council, constitute the affirmative and conclusive authorization for ENO and the SPE to execute the issuance of the storm recovery bonds on the terms set forth in the Issuance Advice Letter.

6.	Customer Benefits

1.
Act 64 permits the Council to consider whether the proposed structuring, expected pricing, and financing costs of the storm recovery bonds are reasonably expected to result in lower overall costs or would avoid or mitigate rate impacts to customers as compared with traditional methods of financing or recovering storm recovery costs. The primary benefits of the proposed structure arise from replacing traditional debt and equity of the utility with highly rated lower interest rate debt. In this proceeding, ENO’s financial analysis and testimony shows that the financing as proposed by ENO will produce a significant benefit to customers on a net present value basis as compared to traditional methods of financing or recovering utility storm recovery activity costs. Even if interest rates increase before the issuance of the storm recovery bonds (from the base-case assumption of 2.38% to a level as high as 6.50%), the benefit for customers could be achieved (an estimated $5.8 million on a net present value basis for ENO). With regard to securitization of the storm recovery reserve portion of the total amount securitized, securitization could results in estimated savings of $2.7 million when compared to financing the storm reserves with lower-rated municipal bonds, or as much as $32.0 million on a nominal basis, when comparing the total revenues that would be required to fund a storm recovery reserve using securitization versus the total revenues required to pre-fund a storm reserve using conventional utility financing at ENO’s last authorized before-tax WACC. We find these benefits are reasonably expected to result in lower overall costs or would mitigate rate impacts to customers as compared to traditional methods of utility financing or recovering storm recovery costs so long as the weighted average interest rate on all of the tranches of the storm recovery bonds is less than 6.50%.

2.
Act 64 recognizes that this securitization financing is a valid public purpose. The Council acknowledges that the lower interest rate obtainable on the storm recovery bonds requires that the Council’s obligations under this Financing Order be direct, irrevocable, unconditional and legally enforceable against the Council.

C. Structure of the Proposed Financing

1.	The Special Purpose Entity (the SPE)

1.
For purposes of this securitization, ENO will create the SPE, a special purpose storm recovery funding entity which will, per Section 1228(D)(2), be a Louisiana limited liability company with ENO as its sole member. The SPE will be formed for the limited purpose of acquiring storm recovery property (which could include, if the transaction documents so permit, any storm recovery property authorized by the Council in a subsequent financing order), issuing storm recovery bonds in one or more tranches (which could include storm recovery bonds authorized by the Council in a subsequent financing order), and performing other activities relating thereto or otherwise authorized by this Financing Order. The SPE will not be permitted to engage in any other activities and will have no assets other than storm recovery property and related assets to support its obligations under the storm recovery bonds. Obligations relating to the storm recovery bonds will be the SPE’s only significant liabilities. These restrictions on the activities of the SPE and restrictions on the ability of ENO to take action on the SPE’s behalf are imposed to achieve the objective of ensuring that the SPE will be bankruptcy-remote and not affected by a bankruptcy of ENO. The SPE will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation. As long as the storm recovery bonds remain outstanding, the SPE will have at least one independent manager with no organizational affiliation with ENO other than acting as independent managers for any other bankruptcy-remote subsidiary of ENO or its affiliates. The SPE will not be permitted to amend the provisions of the organizational documents that ensure bankruptcy-remoteness of the SPE without the affirmative vote of a majority of its managers, which vote must include the affirmative vote of all the independent managers. Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the prior unanimous consent of its managers. Section 1228(D)(2). Other restrictions to ensure bankruptcy-remoteness may also be included in the organizational documents of the SPE as required by the rating agencies. In addition, the Council will waive any rights it may have to rescind this Financing Order under La. R.S. 12:1308.2(E) if the SPE becomes delinquent in filing its annual report required under La. R.S. 12:1308.1.

2.
The initial capital of the SPE will be a nominal amount of $100. Concurrently with the issuance of the bonds, not less than 0.50% of the original principal amount of the storm recovery bonds will be invested by ENO in the SPE. Adequate funding of the SPE will minimize the possibility that ENO would have to extend funds to the SPE in a manner that could jeopardize the bankruptcy-remoteness of the SPE, and is a factor in treating the financing as a borrowing by ENO for federal income tax purposes. A sufficient level of capital is necessary to minimize the risk that the SPE would not be treated as bankruptcy-remote from ENO and, therefore, assist in achieving the lowest reasonable cost to customers for the investments’ damage.

3.	The use and proposed structure of the SPE and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transaction and to minimize the storm recovery charges. Therefore, the use and proposed structure of the SPE should be approved. The Council will not exercise any authority to approve or not approve any independent manager of the SPE selected by ENO.

2.	Structure and Documents

1.
The SPE will issue storm recovery bonds consisting of one or more tranches, in an aggregate amount not to exceed the principal amount approved by this Financing Order and will pledge to the indenture trustee, as collateral for payment of the storm recovery bonds, the storm recovery property, including the SPE’s right to receive the storm recovery charges as and when collected, and certain other collateral described in ENO’s Securitization Application.

2.
Concurrent with the issuance of any of the storm recovery bonds, ENO will transfer to the SPE all of ENO’s rights under this Financing Order, including without limitation, the rights to impose, collect, and receive storm recovery charges approved in this Financing Order, but excluding ENO’s right to recover remaining upfront financing costs through Rider SSCO under Ordering Paragraph 3 (the “ENO Retained Rights”). This transfer will be structured so that it will qualify as a true sale within the meaning of Section 1230(1). By virtue of the transfer, the SPE will acquire all of the right, title, and interest of ENO in the storm recovery property arising under this Financing Order.

3.
The payment of the storm recovery charges authorized by this Financing Order will be at all times sufficient to pay the principal of and interest on the bonds, together with related financing costs. The storm recovery bonds will be issued pursuant to the indenture administered by the indenture trustee. The indenture will include provisions for a collection account and subaccounts for the collection and administration of the storm recovery charges and payment or funding of the principal and interest on the storm recovery bonds and other financing costs in connection with the storm recovery bonds, as described in ENO’s Securitization Application. Any storm recovery charge revenues not required for the current payment of principal and interest due on the bonds, together with related financing costs, including but not limited to the funding of any overcollateralization or reserve account, will be available to pay such amounts in a future period.

4.
ENO will prepare a proposed form of an Indenture, a Limited Liability Company Operating Agreement (for the SPE), a Purchase and Sale Agreement, an Administration Agreement, and a Servicing Agreement, which will set out in substantial detail certain terms and conditions relating to the transaction and security structure. Drafts of each of these documents will be submitted within five business days from the issuance of the Financing Order to the Council Designee for review and comment by the Council Utility Advisors consistent with the Issuance

Advice Letter process. ENO will also provide to the Council Designee and its Advisors any workpapers supporting the transaction documents in their native electronic form (i.e. Excel files with formulas intact).

5.
ENO will also prepare a proposed form of prospectus and term sheet or other offering documents to be used in connection with the offering and sale of the storm recovery bonds. These offering materials will be subject to review and comment by Council Utility Advisors consistent with the Issuance Advice Letter process.

3.	Credit Enhancement and Arrangements to Enhance Marketability

1.	ENO has not requested approval of floating rate bonds or any hedges or swaps which might be used in connection therewith.

2.
In current market conditions, it is uncertain whether the benefits of an interest-rate swap within the storm recovery bond structure will outweigh the costs of researching and preparing the swap and result in lower storm recovery charges.

3.
An interest-rate swap within the storm recovery bond structure could expose customers to higher risks in relation to the storm recovery charges and the ability of the swap counterparty to meet its obligations.

4.	The Council concurs that the use of floating rate debt and the associated swaps or hedges is not advantageous or cost effective for customers.

5.
The Company proposes to use additional forms of credit enhancement (including letters of credit, reserve or overcollateralization accounts, surety bonds, or guarantees) and other mechanisms designed to promote the credit quality and marketability of the storm recovery bonds if such arrangements are reasonably expected to result in net benefits to customers. ENO also asked that the costs of any credit enhancements as well as the costs of arrangements to enhance marketability be included in the amount of upfront financing costs to be financed. ENO should be permitted to recover the upfront financing and ongoing financing costs of credit enhancements and arrangements to enhance marketability, provided that the Council’s Designee and ENO agree in advance through the Issuance Advice Letter process that such enhancements and arrangements provide benefits greater than their tangible and intangible costs. If the use of credit enhancements or other arrangements is proposed by ENO, ENO shall provide the Council’s Designee copies of all cost/benefit analyses performed by or for ENO that support the request to use such arrangements. This finding does not apply to the collection account, or its subaccounts, including any reserve account, which are otherwise approved in this Financing Order.

6.
ENO’s proposed use of credit enhancements and arrangements to enhance marketability is reasonable and should be approved if the Council Designee determines that the enhancements or arrangements provide benefits greater than their costs. An overcollateralization subaccount should be included and funded only if either required by the rating agencies to achieve the highest credit rating or if the Council Utility Advisors concur that the benefits are expected to outweigh the costs.

4.	Storm Recovery Property

1.	Pursuant to Section 1227(17), the storm recovery property consists of the following:

(1)
the rights and interests of ENO or the successor or assignee of ENO under this Financing Order, including the right to impose, bill, charge, collect, and receive storm recovery charges authorized in this Financing Order and to obtain periodic adjustments to such charges as are provided in this Financing Order, except for the ENO Retained Rights, and

(2)
all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in the first numbered bullet of this Paragraph, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

The storm recovery property does not include ENO’s rights and obligations under the storm recovery bonds transaction documents, such as the Servicing Agreement and the Administration Agreement.

2.
As of the effective date of this Financing Order, there is created and established for the benefit of ENO storm recovery property, which, pursuant to Section 1230(3) is incorporeal movable property in the form of a vested contract right.

3.
Pursuant to Section 1229(B), the storm recovery property created by this Financing Order will continue to exist until the storm recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the bonds have been recovered in full.

4.
Storm recovery property and all other collateral will be held (in pledge) and administered by the indenture trustee pursuant to the indenture, as described in ENO’s Securitization Application. This proposal will help ensure the desired highest credit ratings and therefore lower storm recovery charges and should be approved.

5.	Servicer and the Servicing Agreement

1.
ENO will execute a servicing agreement with the SPE. ENO will be the initial servicer but may be replaced as servicer by another entity under certain circumstances detailed in the servicing agreement. Pursuant to the servicing agreement, the servicer is required, among other things, to impose and collect the applicable storm recovery charges for the benefit and account of the SPE or its assigns or pledgees, to make the periodic true-up adjustments of storm recovery charges required or allowed by this Financing Order, and to account for and remit the applicable storm recovery charges to or for the account of the SPE or its assigns or pledgees in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specified in the servicing agreement). Under the terms of the servicing agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the storm recovery bonds, or the indenture trustee’s designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of storm recovery bonds, shall appoint an alternate party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement. The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed are more fully described in the servicing agreement and Ordering Paragraph 42. The rights of the SPE under the servicing agreement will be included in the collateral pledged by the SPE to the indenture trustee under the indenture for the benefit of holders of the storm recovery bonds. In the event that there is more than one ENO-related issuer of storm recovery bonds, ENO may act as initial servicer under a servicing agreement with each such issuer.

2.	The servicer shall remit storm recovery charges to the SPE or the indenture trustee each servicer business day according to the methodology described in the servicing agreement.

3.
The servicer will be entitled to an annual servicing fee fixed at $150,000. In addition to the servicing fee, the Company will be able to recover its out-of-pocket costs for external accounting and legal services required by the servicing agreement as well as for other items of cost (other than external information technology costs and bank wire fees, which are part of the servicing fee) that will be incurred annually to support and service the storm recovery bonds after issuance. The Council approves the servicing fee as described herein. The Council also approves, in the event of a default by the initial servicer resulting in the appointment of a successor servicer, a higher annual servicing fee of up to 0.60% of the initial principal balance of the storm recovery bonds unless ENO can reasonably demonstrate to the Council that the services cannot be obtained at that compensation level under the market conditions at that time. In addition to the servicing fee, ENO will be entitled to an annual administration fee fixed at $100,000 for providing administrative and support services to the SPE. The Council approves the fixed annual administration fee as described herein.

4.
The obligations to continue to provide service and to collect and account for storm recovery charges will be binding upon ENO and any other entity that provides transmission and distribution electric services or, in the event that transmission and distribution electric services are not provided by a single entity, any other entity providing electric distribution services to ENO’s customers. The Council will enforce the obligations imposed by this Financing Order, its applicable substantive rules, and statutory provisions.

5.
To the extent that any interest in the storm recovery property created by this Financing Order is assigned, sold or transferred to an assignee, such as the SPE, or a successor, ENO will enter into a contract with that assignee or successor that will require ENO (or its successor under such contract) to continue to operate ENO’s electric transmission and distribution system providing service to ENO’s customers (or, if by law, ENO or its successor is no longer required to own and/or operate both the transmission and distribution systems, then ENO’s distribution system).

6.
No provision of this order shall prohibit ENO from selling, assigning or otherwise divesting any of its transmission or distribution system or any facilities providing service to ENO’s customers, by any method whatsoever, including those specified in Ordering Paragraph 56 pursuant to which an entity becomes a successor, so long as the entities acquiring such system or portion thereof agree to continue operating the facilities to provide service to customers.

7.
The servicing agreement described in Findings of Fact Paragraphs 51 through 56 is reasonable, will reduce risk associated with the proposed financing and should, therefore, result in lower storm recovery charges and greater benefits to customers and should be approved.

6.	Storm Recovery Bonds

1.
The scheduled final maturity date of any tranche of storm recovery bonds is not expected to exceed 10 years from the date of issuance of such tranche. The legal final maturity date of any tranche of storm recovery bonds will not be more than two years after the scheduled final maturity date. The scheduled and legal final maturity date of each tranche and amounts in each tranche will be finally determined by ENO, consistent with market conditions and indications of the rating agencies, at the time the storm recovery bonds are priced, but subject to ENO’s compliance with the Issuance Advice Letter process. Pursuant to Section 1228(E), but subject to the limitations set forth in this Financing Order, ENO will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights arising under this Financing Order, or to cause the issuance of any storm recovery bonds authorized in this Financing Order, subject to consultation with the Council Utility Advisors as part of the Issuance Advice Letter process. The SPE will issue the storm recovery bonds no earlier than the third business day after pricing of the storm recovery bonds.

2.
The Council finds that the proposed transaction structure, subject to rating agency requirements and to further modification in accordance with the true-up mechanism approved in this Financing Order, is in the public interest and should be used. The storm recovery bonds’ amortization schedule is designed to provide for relatively level annual debt service and revenue requirements each year over the expected life of the storm recovery bonds.

7.	Security for Storm Recovery Bonds

1.
The payments of the storm recovery bonds and related charges authorized by this Financing Order are to be secured by the storm recovery property created by this Financing Order and by certain other collateral as described in the testimony accompanying the Securitization Application. The storm recovery bonds will be issued pursuant to the indenture administered by the indenture trustee. The indenture will include provisions for a collection account and subaccounts for the collection and administration of the storm recovery charges and payment or funding of the principal and interest on the storm recovery bonds and other costs, including fees and expenses, in connection with the storm recovery bonds, as described in ENO’s Securitization Application. Pursuant to the indenture, the SPE will establish a collection account as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and other costs approved in this Financing Order related to the storm recovery bonds in full and on a timely basis. The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts. A form of the indenture will be submitted to the Council Designee, as described in Findings of Fact Paragraph 39.

2.
The indenture trustee will deposit the storm recovery charge remittances that the servicer remits to the indenture trustee for the account of the SPE into one or more segregated trust accounts and allocate the amount of those remittances to the general subaccount. The indenture trustee will on a periodic basis apply monies in this subaccount to pay expenses of the SPE, to pay principal and interest on the storm recovery bonds, and to meet the funding requirements of the other subaccounts. The funds in the general subaccount will be invested by the indenture trustee as provided in the indenture, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal and interest on the storm recovery bonds and all other components of the Periodic Payment Requirement (“PPR”) (as defined in Findings of Fact Paragraph 74), and otherwise in accordance with the terms of the indenture.

3.
When the storm recovery bonds are issued, ENO will make a capital investment to the SPE, which the SPE will deposit into the capital subaccount. The amount of the capital investment will be not less than 0.50% of the original principal amount of the storm recovery bonds. The capital subaccount will serve as collateral to ensure timely payment of principal and interest on the storm recovery bonds and all other components of the PPR. The funds in this subaccount will be invested by the indenture trustee as provided in the indenture. Any amounts in the capital subaccount will be available to be used by the indenture trustee to pay principal and interest on the storm recovery bonds and all other components of the PPR if necessary due to a shortfall in storm recovery charge collections. Any funds drawn from the capital account to pay these amounts due to a shortfall in the storm recovery charge collections will be replenished through future storm recovery charge remittances. Upon payment of the principal amount of all storm recovery bonds and the discharge of all obligations that may be paid by use of storm recovery charges, all amounts in the capital subaccount will be released to the SPE for payment to ENO.

4.
The capital investment to the SPE will be funded by ENO. Proceeds from the sale of the storm recovery bonds will not be used to offset the amount of the capital contribution. Furthermore, the Council finds that ENO may earn a rate of return on its capital investment in the SPE equal to the rate of interest payable on the longest maturity tranche of the storm recovery bonds, to be paid by means of periodic distributions from the SPE funded solely by the income earned thereon through investment by the indenture trustee in eligible investments and by any deficiency being collected through the true-up adjustments, and further any actual earnings in excess of that rate will be credited to customers.

5.
The excess funds subaccount will hold any storm recovery charge remittances and investment earnings on the collection account in excess of the amounts needed to pay current principal and interest on the storm recovery bonds and to pay other PPRs (including, but not limited to, replenishing the capital subaccount). Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the Periodic Billing Requirement (“PBR”) (as defined in Findings of Fact Paragraph 75) for purposes of the true-up adjustment. The money in this subaccount will be invested by the indenture trustee as provided in the indenture, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the storm recovery bonds and other PPRs.

6.
Other credit enhancements in the form of subaccounts may be utilized for the transaction if such enhancements provide benefits greater than their tangible and intangible costs and are approved pursuant to the Issuance Advice Letter process.

8.	General Provisions

1.
The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the storm recovery bonds and all other components of the PPR. If the amount of storm recovery charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the storm recovery bonds and to make payment on all of the other components of the PPR, the capital subaccount will be drawn down to make those payments. Any reduction or deficiency in the capital subaccount due to such withdrawals must be replenished to the capital subaccount on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Such accounts will be administered and utilized as set forth in the servicing agreement and the indenture. Upon the payment of all storm recovery bonds and the discharge of all obligations, including all financing costs in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital subaccount, will be released to the SPE and equivalent amounts will be credited by ENO to customers consistent with Ordering Paragraph 31.

2.
The use of a collection account and its subaccounts in the manner proposed by ENO is reasonable, will lower risks associated with the securitization and thus lower the costs to customers, and should, therefore, be approved.

9.	Storm Recovery Charges-Imposition and Collection and Nonbypassability

1.
ENO seeks authorization to impose on and to collect from its electric customers, storm recovery charges in an amount sufficient to provide for the timely recovery of its costs approved in this Financing Order (including payment of principal and interest on the storm recovery bonds and financing costs related to the storm recovery bonds). ENO seeks to impose and collect the storm recovery charges until the storm recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the bonds have been recovered in full. The term of the storm recovery bonds will be consistent with Findings of Fact Paragraph 58.

2.
Storm recovery charges collected pursuant to Securitized Storm Cost Recovery Rider SSCR (“Rider SSCR”) and the Rider SSCO offsets to revenue will be combined and separately identified on bills. The calculation of the SSCO offset will in no way affect the calculation and collection of the SSCR charge. The servicer shall send a written statement at least annually to all customers as provided in Ordering Paragraph 21. ENO will work with the Council Utility Advisors to develop the appropriate language for and timing of these annual bill inserts.

3.
If any customer does not pay the full amount of any bill to ENO, the amount paid by the customer will be applied in the following order of priority based on the chronological order of billing: first, to any amounts due with respect to customer deposits; second, to all service charges of ENO on the bill (which does not include storm recovery charges); third, to all storm recovery charges pursuant to this Financing Order; and fourth, to additional pledges billed to the customer. If there is more than one owner of storm recovery property, or if the sole or any owner of storm recovery property (or pledgee or pledgees) has issued multiple issuances of bonds, such partial collections representing storm recovery charges shall be allocated among such owners (or pledgee or pledgees), and among such issuances of storm recovery bonds, pro-rata based upon the amounts billed with respect to each issuance of storm recovery bonds, provided that late fees and charges may be allocated to the servicer as provided in the tariff. The foregoing allocations will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.

4.
ENO, acting as servicer, and any subsequent servicer, will collect storm recovery charges from all Customers.  ENO has proposed that storm recovery charges shall not apply to: (a) customers who completely discontinue all service from ENO and who do not (i) initiate new self‑generation projects after June 1, 2015 unless such self-generation is net metered, or (ii) otherwise purchase or acquire power from a third party, including but not limited to an affiliate of the customer, unless customer takes net metering service; (b) customer load reductions for reasons other than self‑generation or the purchase or acquisition of power from a third party, including but not limited to an affiliate of the customer; (c) load served by self‑generation projects for which the customer had made a clear, substantial and irrevocable financial commitment prior to June 1, 2015, to install such self‑generation unless such self-generation is net metered; (d) that portion of new load that comes on‑line after June 1, 2015, due to a plant expansion project(s) and that is served by new self‑generation unless such self-generation is net metered; and (e) that portion of new load created after June 1, 2015, by new plant(s) constructed in Louisiana that is served by new self‑generation unless such self-generation is net metered.  Storm recovery charges shall be nonbypassable for customers who initiate new self‑generation projects after June 1, 2015, regardless of type of generation to serve load that is being served by ENO as of such date.  Storm recovery charges for any such customer who had not made a clear, substantial and irrevocable financial commitment prior to June 1, 2015, to proceed with installing self‑generation unless such self-generation is net metered shall be based on the customer’s billing determinants for the twelve months ending three months prior to the commercial in‑service date of the new self‑generation facility (“the base period”).  In such event, the storm recovery charges shall not apply to that portion of stand‑by or maintenance power obtained for the load served by the new self‑generation unless such self-generation is net metered; however, storm recovery charges shall apply to all stand‑by or maintenance power obtained for load served by new self‑generation pursuant to sections (c), (d) and (e) above  Storm recovery charges will be applied to Customers with self-generation that is net metered excluding any portion of customer’s monthly usage that is met with self-generation that is not otherwise reflected on the net meter. The Council finds that such nonbypassability provisions are appropriate to ensure an equitable allocation of storm recovery costs among customers and to secure the desired highest rating for the storm recovery bonds.

5.
Pursuant to Section 1227(15) and other legal authority, the Council herein provides that, in the event that there is a fundamental change in the manner of regulation of public utilities, which allows third parties other than the servicer to bill and collect storm recovery charges, the storm recovery charge shall be billed, collected and remitted to the servicer in a manner that will not cause any of the then current credit ratings of the storm recovery bonds to be suspended, withdrawn or downgraded.

6.
ENO’s proposal related to imposition and collection of storm recovery charges is reasonable and is necessary to ensure collection of storm recovery charges sufficient to support recovery of the costs approved in this Financing Order and should be approved. It is reasonable to approve the forms of Rider SSCR and Rider SSCO attached in Appendix B to this Financing Order and require that these tariff provisions be filed before any storm recovery bonds are issued pursuant to this Financing Order. The storm recovery charges imposed by this Financing Order are irrevocable, binding and nonbypassable charges (to the extent provided in Act 64 and this Financing Order).

10.	Periodic Payment Requirements

1.
The PPR is the required periodic payment for a given period under the storm recovery bonds. As to be more fully specified in the bond documents, each PPR includes: (a) the principal amortization of the storm recovery bonds in accordance with the expected amortization schedule (including deficiencies of previously-scheduled principal for any reason); (b) periodic interest on the storm recovery bonds (including any accrued and unpaid interest); and (c) ongoing financing costs consisting of, without limitation, any necessary replenishment of the capital subaccount, the servicing fee, rating agencies’ fees, trustee fees, legal and accounting fees, other ongoing fees and expenses, and the costs, if any, of maintaining any credit enhancements. The initial PPR for the storm recovery bonds issued pursuant to this Financing Order should be updated in the Issuance Advice Letter.

2.
The PBR represents the aggregate dollar amount of storm recovery charges that must be billed during a given period so that the storm recovery charge collections will be sufficient to meet the PPR for that period based upon: (i) forecast usage data for the period; (ii) forecast uncollectibles for the period; (iii) forecast lags in collection of billed storm recovery charges for the period; and (iv) projected collections of storm recovery charges pending the implementation of the true-up adjustment.

3.	ENO’s proposed allocation methodology, as described in the Supplemental Testimony of Mr. Gillam, is appropriate and should be approved.

11.	Calculation and True-Up of Storm Recovery Charges

1.
Consistent with Section 1228(C)(4), the servicer of the storm recovery bonds will make mandatory semi-annual adjustments (i.e., every six months, except for the first true-up adjustment period, which may be longer or shorter than six months, but in any event no more than nine months) to the storm recovery charges to:

(a)	correct any under-collections or over-collections (both actual and projected), for any reason, during the period preceding the next true-up adjustment date; and

(b)
to ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal of and interest on the storm recovery bonds and all other financing costs (including any necessary replenishment of the capital subaccount) during the subsequent 12-month period (or in the case of quarterly true-up adjustments described below, the period ending the next bond payment date).

However, to the extent any storm recovery bonds remain outstanding after the scheduled maturity date of the last bond tranche or class, mandatory true-up adjustments shall be made quarterly until all bonds and associated costs are paid in full. The Council Utility Advisors will have 15 days after the date of the true-up filing in which to confirm the mathematical accuracy of the servicer’s adjustment, after which the charge will become effective. The form of true-up notice is attached as Appendix D to this Financing Order.

2.
True-up filings will be based upon the cumulative differences, regardless of the reason, between the PPR (including scheduled principal and interest payments on the storm recovery bonds and ongoing financing costs) and the amount of storm recovery charge remittances to the indenture trustee. True-up procedures are necessary to ensure full recovery of amounts sufficient to meet on a timely basis the PPR over the scheduled life of the storm recovery bonds. In order to assure adequate storm recovery charge revenues to fund the PPR and to avoid large over-collections and under-collections over time, the servicer will reconcile the storm recovery charges using ENO’s most recent forecast of usage, demand and base rate revenues and estimates of financing costs. The calculation of the storm recovery charges will also reflect both a projection of uncollectible storm recovery charges and a projection of payment lags between the billing and collection of storm recovery charges based upon the servicer’s most recent experience regarding collection of storm recovery charges.

3.	The servicer will calculate the initial storm recovery charges and will make true-up adjustments in the following manner:
The forecasted base rate revenue will be determined for the upcoming SSCR Revenue Period by projecting the total forecasted kWh, based upon the most recent calendar year of actual customer information, and converting the forecasted kWh to base rate revenues for the next SSCR Revenue Period.
Five months prior to each PPR due date, the servicer will make reconciliation true-up adjustments in the following manner:

(a)	determine the SSCR Charges from the current SSCR Period to date;

(b)	subtract the result from step (a) from the current PPR to determine the SSCR Charges that will be collected for the remainder of the SSCR Revenue Period;

(c)	add any under-over-collections from the previous SSCR Period to the result in step (b) and then adjust the result for uncollectibles to develop the PBR;

(d)	divide the PBR amount calculated in step (c) by the forecasted base rate revenue for the remaining months in the SSCR Revenue Period to determine the first SSCR rate;

(e)
add the amount calculated in step (a), the SSCR Charges from the current SSCR Period to date, to the remaining estimated SSCR Charges for the current SSCR period and the estimated SSCR Charges for the next SSCR Revenue Period;

(f)	add the current PPR to the next PPR and take that sum and subtract (e), the estimated SSCR Charges for both PBR Periods;

(g)	add the result from step (f) to the next PPR, and add any under-over-collections from the previous SSCR Period to the PPR (this is the total amount to be collected to meet the next two PPRs);

(h)	adjust the result in step (g) for uncollectibles to develop the PBR;

(i)	divide the PBR amount calculated in step (h) by the forecasted base rate revenue from the next SSCR Revenue Period to determine the second SSCR Rate;

(j)	compare the SSCR Rate from step (i) to the SSCR Rate from step (d) and select the highest rate to create the SSCR Rate; and

(k)	file this adjusted SSCR Rate with the Council not less than 15 days prior to the proposed effective date.
Definitions:
SSCR - Securitized Storm Cost Recovery.
SSCR Rate - SSCR Rate is expressed in the form of a percent applied to base rate revenue, as set forth in the applicable tariff. The SSCR Rate is applied to the base rate revenue of the end‑use customers served on a given rate schedule to collect the Periodic Billing Requirement.
SSCR Charge(s) - Amounts billed to a customer by ENO. It is calculated by multiplying the applicable SSCR Rate by the base rate revenues to collect the charges related to the storm recovery bonds issued pursuant to this Financing Order.
SSCR Period - Time period during which the current SSCR Rate is in effect.

•	SSCR Revenue Period - Time period of revenue used to calculate the SSCR Rate.

•	PBR Period - The time period to recover a PBR.

4.	The method for calculating the storm recovery charges is illustrated in Appendix B.

5.
The servicer may also make interim true-up adjustments more frequently at any time during the term of the storm recovery bonds: (i) if the servicer forecasts that storm recovery charge collections will be insufficient to make on a timely basis all scheduled payments of principal, interest and other financing costs in respect of the storm recovery bonds during the current or next succeeding payment period and/or (ii) to replenish any draws upon the capital subaccount. Each such interim true-up shall use the methodology identified in Findings of Fact Paragraphs 77 to 80 applicable to the semi-annual true-up.

6.
Semi-annual and quarterly true-up adjustments, if necessary, shall be filed not less than 15 days prior to the first billing cycle of the month in which the revised storm recovery charges will be in effect.

12.	Additional True-Up Provisions

1.
The true-up adjustment filing will set forth the servicer’s calculation of the true-up adjustment to the storm recovery charges. The Council Utility Advisors will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment, after which the charge will become effective. Any true-up adjustment filed with the Council will be effective on its proposed effective date, which shall be not less than 15 days after filing. Any necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings. No error by the servicer shall affect the validity of any true-up adjustment.

2.
The true-up mechanism described in this Financing Order and contemplated by Appendix D to this Financing Order is reasonable and will reduce risks related to the storm recovery bonds, resulting in lower storm recovery charges and greater benefits to customers and should be approved.

3.
The servicer shall request Council approval of an amendment to the true-up mechanism described herein-a Non-Standard True-Up (under such procedures as shall be proposed by the servicer and approved by the Council at the time)-that it deems necessary or appropriate to address any material deviations between storm recovery charge collections and the PPR. No such change shall cause any of the then-current credit ratings of the storm recovery bonds to be suspended, withdrawn or downgraded.

13.	Council Participation and Designee

1.
The Council’s Designee, the Council Utility Advisors, and Council Incremental Financial Advisors must be allowed to see and have input roles in the documentary process; participation in the selection of underwriters and their counsel, the trustee and its counsel; participation in the rating agency process; and participation in the transactional aspects relating to the structuring, marketing and pricing of the storm recovery bonds, including advance planning and strategy sessions, road-shows, and marketing presentations. In order to facilitate this involvement, ENO shall agree to provide for the timely flow of information and updates, hold periodic update meetings and/or conference calls, provide periodic reports from underwriters, and answer requests for confirmatory information and data. The Council Utility Advisors will cooperate with ENO and its advisors to assure that the Council’s actions are consistent with all applicable federal securities laws.

14.	Storm Recovery Bond Transaction Structure

1.	ENO has proposed a transaction structure that is expected to include (but is not limited to):

(a)	the use of the SPE as issuer of the storm recovery bonds, limiting the risks to bondholders of any adverse impact resulting from a bankruptcy proceeding of its parent or any affiliate;

(b)
the right to impose and collect storm recovery charges that are nonbypassable (as described in this Financing Order) and which must be trued-up at least semi-annually, and more frequently under certain circumstances, in order to ensure projected recovery of amounts sufficient to provide timely payment of all financing costs;

(c)
additional collateral in the form of a collection account, which includes a capital subaccount funded in cash in an amount equal to not less than 0.50% of the original principal amount of the storm recovery bonds, and other subaccounts resulting in greater certainty of payment of interest and principal to investors, all of which are consistent with the IRS requirements to assure the desired federal income tax treatment for the storm recovery bond transaction;

(d)
protection of the holders of storm recovery bonds against potential defaults by any servicer that is responsible for billing and collecting the storm recovery charges from existing or future customers;

(e)
the treatment for federal income tax purposes to include: (i) the transfer of the rights under this Financing Order to the SPE not resulting in gross income to ENO, and the future revenues under the storm recovery charges being included in ENO’s gross income under its usual method of accounting, (ii) the issuance of the storm recovery bonds and the transfer of the proceeds of the storm recovery bonds to ENO not resulting in gross income to ENO, and (iii) the storm recovery bonds constituting borrowings of ENO;

(f)
the storm recovery bonds will be marketed using proven underwriting and marketing processes, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, interest rate prices and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the storm recovery bonds;

(g)
a scheduled final maturity of the last tranche of storm recovery bonds that is not expected to exceed 10 years from the date of issuance of the storm recovery bonds (although the legal final maturity of the storm recovery bonds may extend to 12 years from the date of issuance of the storm recovery bonds);

(h)	substantially level total annual payment requirements, assuming various assumptions and forecasts are realized, subject to rating agency requirements and the operation of the true-up mechanism; and

(i)
participation of Council Utility Advisors and Council Incremental Financial Advisors in review of all related financing documents and the structuring, marketing and pricing of the storm recovery bonds.

2.	ENO’s proposed transaction structure is consistent with Act 64 and necessary to enable the storm recovery bonds to obtain the highest possible bond credit rating and lower costs to customers.
D. Use of Proceeds

1.
Upon the issuance of storm recovery bonds, the SPE will use the net proceeds from the sale of the bonds (after payment of upfront financing costs payable by the SPE) to pay to ENO the purchase price of ENO’s rights under this Financing Order (except the ENO Retained Rights), which are storm recovery property.

2.
The net proceeds from the sale of the storm recovery property (after payment of upfront financing costs payable by ENO) will be used by ENO as reimbursement for storm recovery costs and replenishment and funding of storm recovery reserves. The storm recovery bond proceeds will be used to fund a second, non-affiliated, restricted escrow account separate from ENO’s pre-existing storm reserve fund. The escrow agreement is attached hereto as Appendix E.

3.
The use of proceeds from the sale of the bonds in violation of this Financing Order shall subject ENO to proceedings pursuant to applicable law, orders and the rules and regulations of the Council but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order or the storm recovery property irrevocably created hereby or the approvals of the transactions by the Designee granted by authority of this Financing Order.

IV. CONCLUSIONS OF LAW
A. Jurisdiction

1.	ENO is an electric utility as defined in 45:1227(4).

2.
ENO is entitled to file, and the Securitization Application constitutes, an application for a financing order pursuant to Section 1228(A). The Securitization Application complies with the requirement in Resolution R-15-17 that ENO file an application seeking to securitize the “Securitized Amount” approved in that Resolution.

3.	The Council has jurisdiction and authority over ENO’s Securitization Application pursuant to Section 3-130 of the Home Rule Charter of the City of New Orleans, as authorized and permitted under

Article IV, Section 21(C) and Article VI, Sections 4 through 6 of the Constitution of the State of Louisiana, Sections 1227(3), 1228(B) and 1236 of Act 64, and other applicable law.

4.
The Council has authority to approve this Financing Order under Section 1228(B) and the Council’s plenary power and exclusive regulatory and rate making authority over ENO under the Home Rule Charter and the Constitution of the State of Louisiana.

B. Statutory Requirements

1.	Notice of ENO’s Securitization Application was provided in compliance with the Code of Ordinances for the City of New Orleans, Part II, Ch. 158, Art. II, Div. 2 Section 158-92.

2.	The transaction structure proposed by ENO is consistent with Act 64.

3.
The proceeds of the storm recovery bonds approved in this Financing Order will be used to reimburse the Council-approved storm recovery costs, and financing costs, pursuant to Section 1227(5), (14), and (16). Pursuant to Section 1228(A), the proceeds may not be used for any other purpose. The use of proceeds from the sale of the bonds in violation of this Financing Order shall subject ENO to proceedings pursuant to applicable statutes, orders and the rules and regulations of the Council but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order, or the storm recovery property irrevocably created hereby or the approvals of the transactions by the Designee granted by authority of this Financing Order.

4.	This Financing Order meets the requirements for a financing order under Act 64.

5.
Pursuant to Section 1228(C)(8), this Financing Order will remain in full force and effect and unabated notwithstanding the reorganization, bankruptcy or other insolvency proceedings, or merger or sale of ENO, its successors, or assignees.

C. Storm Recovery Costs and Financing Costs

1.	The storm recovery costs, including carrying costs, in the amount of $88.5 million identified in Resolution R-15-17 constitute storm recovery costs under Act 64 and are eligible for recovery.

2.	The storm recovery costs include carrying costs, which are reasonable and constitute storm recovery costs under Act 64 and are eligible for recovery.

3.
The upfront financing costs described in the testimony and estimated in Appendix C, plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the storm recovery bonds, if any, are reasonable and eligible for recovery under this Financing Order.

4.	The ongoing financing costs described in the testimony and estimated in Appendix C are reasonable and eligible for recovery under this Financing Order.

5.	The SPE will be an assignee as defined by Section 1227(2) when storm recovery property is transferred to the SPE pursuant to Section 1228(D)(3).

6.	The issuer, the holders of storm recovery bonds, the indenture trustee, and any collateral agent will each be a “financing party” as defined in Section 1227(7).
D. Sale of Storm Recovery Property

1.	The transfer of the storm recovery property to the SPE by ENO complies with Section 1228(C)(3).

2.
If and when ENO transfers its rights under this Financing Order (other than the Retained Rights) to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of Section 1230, then, pursuant to that statutory provision, that transfer shall be a true sale of an interest in storm recovery property and not a security interest in the transferor’s right, title, and interest in, to, and under the storm recovery property. As provided by Section 1230, this true sale shall apply regardless of whether, and without limitation, the purchaser has any recourse against the seller, Except, pursuant to Section 1230(2)(c), that no recourse against the transferor shall result from the inability or failure of customers to timely pay the storm recovery charges. or any other term of the parties’ agreement, including the seller’s retention of a partial or residual interest in the storm recovery property, ENO’s role as the collector of storm recovery charges relating to the storm recovery property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

3.
As provided in Section 1230(6), the priority of a sale of storm recovery property under Act 64 is not impaired by any later modification of the Financing Order or storm recovery property or by the commingling of funds arising from storm recovery property with other funds. Further, storm recovery property that has been transferred to an assignee or financing party, and any proceeds of that property, will be held for and delivered to the assignee or financing party by ENO or any other servicer as a mandatary and fiduciary.

E. Storm Recovery Bonds

1.	The SPE may issue bonds in accordance with this Financing Order.

2.
The storm recovery bonds issued pursuant to this Financing Order will be “storm recovery bonds” within the meaning of Section 1227(14), and the storm recovery bonds and holders thereof will be entitled to all of the protections provided under Act 64.

3.
As provided in Section 1229(F), if ENO defaults on any required payment of charges arising from storm recovery property specified in a financing order, the district court of the domicile of this Council, upon application by an interested party, and without limiting any other remedies available to the applying party, shall order the sequestration and payment of the revenues arising from the storm recovery property to the financing parties or their representatives. Any such order shall remain in full force and effect notwithstanding any reorganization, bankruptcy, or other insolvency proceedings with respect to the electric utility or its successors or assignees.

4.
As provided in Section 1233, storm recovery bonds are not a debt or a general obligation of the state or any of its political subdivisions, agencies, or instrumentalities and are not a charge on their full faith and credit. An issue of storm recovery bonds does not, directly or indirectly or contingently, obligate the state or any agency, political subdivision, or instrumentality of the state to levy any tax or make any appropriation for payment of the bonds, other than for paying storm recovery charges in their capacity as electric customers of ENO.

5.
As provided in Section 1227(14), the storm recovery bonds shall be nonrecourse to the credit or any assets of ENO other than the storm recovery property as specified in this Financing Order and any rights under any ancillary agreement.

F. Storm Recovery Property

1.
The storm recovery property created by this Financing Order is “storm recovery property” within the meaning of Section 1227(17). As provided in Section 1229(A), the storm recovery property created by this Financing Order constitutes an existing, present contract right constituting an individualized, separate incorporeal movable susceptible of ownership, sale, assignment, transfer, and security interest, including without limitation for purposes of contracts concerning the sale of property and security interests in property, notwithstanding that the value of the property and the imposition and collection of storm recovery charges depends on future acts such as ENO performing its servicing functions relating to the collection of storm recovery charges and on future electricity consumption. Such property shall exist whether or not the revenues or proceeds arising from the property have been billed, have accrued, or have been collected and notwithstanding the fact that the value or amount of the property is or may be dependent on the future provision of service to customers by ENO or its successors or assignees and the future consumption by customers of electricity.

2.
As provided in Section 1229(D), the description of this storm recovery property in any contract is only sufficient if such description refers to this Financing Order and such contract states that it covers all or part of the storm recovery property described in this Financing Order.

3.
All revenues and collections resulting from the storm recovery charges will constitute proceeds only of the storm recovery property arising from this Financing Order, in accordance with Section 1231(A).

4.
Pursuant to Section  1230(3), the storm recovery property created by this Financing Order as of this Financing Order’s effective date is incorporeal movable property in the form of a vested contract right.

5.
The rights and interests of ENO or its successor, transferred to the SPE in the Storm Recovery Property Sale Agreement and the related Bill of Sale, including the right to impose, bill, and collect storm recovery charges is storm recovery property.

6.
As provided in Section 1229(G), the interest of an assignee or secured party in storm recovery property is not subject to setoff, counterclaim, surcharge, or defense by ENO or any other person or in connection with the reorganization, bankruptcy or other insolvency of ENO or any other entity.

G. Storm Recovery Charges

1.
Amounts that are required to be paid to the servicer as storm recovery charges under this Financing Order or the tariffs approved hereby are “storm recovery charges” as defined in Section 1227(15), whether or not such charges are set out as a separate line item on the customer’s bill. When customers pay the storm recovery charges, they are paying for the use of electric service. The storm recovery charges under this Financing Order are irrevocable, binding and nonbypassable charges.

2.
The specification of the time period over which charges may be imposed and collected in Findings of Fact Paragraph 68 and the specification of the maximum legal final maturity for the storm recovery bonds in Ordering Paragraph 35 satisfies Section 1228(C)(1).

3.
Any payment of storm recovery charges by a customer to ENO, as servicer, or to another entity responsible for collecting storm recovery charges from customers under this Financing Order or the tariffs approved hereunder, will discharge the customer’s obligations in respect of that payment.

4.	The allocation of partial payments proposed in Findings of Fact Paragraph 70 satisfies Section 1228(C)(6).

5.
ENO, as servicer, will collect the storm recovery charges associated with the storm recovery property only for the benefit of the holders of the storm recovery bonds in accordance with the servicing agreement.

H. Security Interest in Storm Recovery Property

1.	Pursuant to Section 1229(C), the storm recovery property may be encumbered by a security interest to secure storm recovery bonds issued pursuant to this Financing Order.

2.
As provided in Section 1231(C), a valid and enforceable security interest in favor of the bondholders or a trustee on their behalf attaches after: (1) this Financing Order is issued, (2) a security agreement with a financing party in connection with the issuance of storm recovery bonds is executed and delivered, and (3) value for the storm recovery bonds is received.

3.
As provided in Section 1231(D), a security interest in storm recovery property is perfected only if it has attached and a financing statement indicating the storm recovery property collateral covered thereby has been filed in accordance with the Louisiana Uniform Commercial Code. The filing of such a financing statement shall be the only method of perfecting a lien or security interest on storm recovery property.

4.
The priority of a security interest perfected under Act 64 is not defeated or impaired by any later modification of the Financing Order or storm recovery property or by the commingling of funds arising from storm recovery property with other funds.

I. True-Up of Storm Recovery Charges

1.	The methodology approved in this Financing Order and contemplated by Appendix D to calculate and adjust the storm recovery charges constitutes a true-up mechanism which satisfies Section 1228(C)(4).

2.	The allocation methodology approved in this Financing Order and appended in Appendix B is appropriate.

3.
The true-up mechanism, and all other obligations of the State of Louisiana and the Council set forth in this Financing Order, are direct, explicit, irrevocable and unconditional upon issuance of the storm recovery bonds and are legally enforceable against the State of Louisiana and the Council.

J. Irrevocability and State and Council Pledges

1.
Pursuant to Section 1234 of Act 64, the State of Louisiana has pledged to and agreed with the bondholders, the owners of the storm recovery property, and other financing parties that the State will not:

(1)
alter the provisions of Act 64 which authorize the Council to create a contract right by the issuance of this Financing Order, to create storm recovery property, and to make the storm recovery charges imposed by a financing order irrevocable, binding, and nonbypassable charges;

(2)	take or permit any action that impairs or would impair the value of the storm recovery property created pursuant to this financing order; or

(3)
except for adjustments under any true-up mechanism established by the Council, reduce, alter, or impair storm recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties, as applicable, until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the storm recovery bonds have been paid and performed in full. Nothing in this paragraph shall preclude limitation or alteration if and when full compensation is made by law for the full protection of the storm recovery charges collected pursuant to this Financing Order and full protection of the bondholders and any assignee or financing party.

2.
Pursuant to Section 1228(C)(5), the Council provides and pledges that after the earlier of the transfer of storm recovery property to an assignee or the issuance of storm recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible (i.e., not voidable) payment in full of the storm recovery bonds and the financing costs. Except in connection with a refinancing or refunding as described in Section 1228(F), or to implement any true-up mechanism adopted by the Council as described in Section 1228(C)(4), the Council may not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust the storm recovery charges approved in this Financing Order, provided that nothing shall preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to this Financing Order and the full protection of the bondholders and any assignee or financing party.

3.
The SPE has the continuing irrevocable right at the request of ENO to cause the issuance of storm recovery bonds consisting of one or more tranches in accordance with this Financing Order for an effective period commencing with the date of this Financing Order and extending 24 months following the latest of (i) the date on which this Financing Order becomes final and not appealable or (ii) the date on which any other regulatory approvals necessary to issue the storm recovery bonds are obtained and not appealable.

4.
    All matters required to be addressed by the Council’s Home Rule Charter have been satisfied. Further, all regulatory approvals within the jurisdiction of the Council that are necessary for the financing of the storm recovery charges associated with the costs that are the subject of the Securitization Application, and all related transactions contemplated in the Securitization Application, have been granted.

V. ORDERING PARAGRAPHS
Based upon the record, the Findings of Fact and Conclusions of Law set forth herein, and for the reasons stated above, this Council orders:
A. Approval

1.	Approval of Securitization Application. The Securitization Application of ENO for the issuance of a financing order under Act 64 is approved, except as specifically modified in this Financing Order.

2.
Authority to Finance and Issue Storm Recovery Bonds. ENO is authorized to securitize and to cause the issuance of storm recovery bonds with an aggregate principal amount equal to the sum of approximately: (a)  $31.7 million of storm recovery costs pursuant to Resolution R-15-17, which includes carrying costs through June 30, 2015, plus (b) the costs of funding and replenishing its storm recovery reserves in the amount of $63.9 million in a restricted escrow account, plus (c) upfront financing costs, which are set (for purposes of calculating the aggregate principal amount) at $3.4 million but which will be reviewed in accordance with Ordering Paragraph 3, plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the storm recovery bonds, if any, plus or minus (d) any adjustment, pursuant to the Issuance Advice Letter, to reflect any change in carrying costs necessary to account for the number of days either less than or greater than assumed in the calculation based on the projected issuance date for the storm recovery bonds of June 30, 2015. See Exhibit PBG-2 to the Supplemental Direct Testimony of Mr. Gillam for the calculation of carrying costs. The final total principal amount of the storm recovery bonds shall be established as provided in Ordering Paragraph 25.

3.
Authority to Adjust for Upfront Financing Costs. Within 90 days of the issuance of the storm recovery bonds, ENO will submit to the Council a final accounting of its upfront financing costs. If the actual upfront financing costs are less than the upfront financing costs included in the principal amount financed, the PBR for the first semi-annual true-up adjustment shall be reduced by the amount of such unused funds (together with income earned thereon through investment by the trustee in eligible investments) and such unused funds (together with income earned thereon through investment by the trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the actual upfront financing costs are more than the upfront financing costs included in the principal amount securitized, the Company is authorized to recover the additional upfront financing costs through Rider SSCO.

4.
Recovery of Storm Recovery Charges. ENO shall impose the storm recovery charges on, and the servicer shall collect the storm recovery charges from, all Customers (except to the limited extent expressly provided in Ordering Paragraph 15), even if the customer elects to purchase electricity from an alternative supplier including as a result of a fundamental change in the manner of regulation of public utilities in Louisiana. In the event that there is a fundamental change in the manner of regulation of public utilities, and parties other than the servicer are authorized to bill and collect the storm recovery charges, the storm recovery charges shall be billed, collected and remitted to the servicer in a manner that will not cause any of the then current credit ratings of the storm recovery bonds to be suspended, withdrawn or downgraded.

5.
Recovery Period for Storm Recovery Charges. The storm recovery charges shall become effective as provided in Ordering Paragraph 9 and thereafter shall be imposed and collected until the storm recovery bonds issued pursuant to this Financing Order and all financing costs have been paid in full (which period of imposition and collection if necessary may extend beyond the legal final maturity dates of the storm recovery bonds). The term of the storm recovery bonds will be consistent with Ordering Paragraph 35.

6.
Issuance Advice Letter. ENO shall submit a draft Issuance Advice Letter to the Council, substantially in the form of Appendix A to this Financing Order, for review no later than two weeks prior to the expected date of the initial marketing of the storm recovery bonds. Within one week after receipt of the draft Issuance Advice Letter, the Council Utility Advisors shall provide ENO comments and recommendations regarding the adequacy of the information provided. Within not more than two business days before pricing the storm recovery bonds, ENO shall submit an updated draft Issuance Advice Letter, substantially in the form of Appendix A to this Financing Order, reflecting then current information and calculations. Within two business days after pricing of the storm recovery bonds and prior to issuance of the storm recovery bonds, ENO shall file with the Council a final Issuance Advice Letter substantially in the form of Appendix A to this Financing Order. As part of the Issuance Advice Letter, ENO, through an officer of ENO, shall provide a certification in the form provided in the Issuance Advice Letter approved by the Council, and the bookrunning underwriter shall provide a certification in the form of Attachment 5 to the Issuance Advice Letter. The Issuance Advice Letter shall be completed and evidence the actual dollar amount of the initial storm recovery charges and other information specific to the storm recovery bonds to be issued, as set forth in Appendix A.

7.
Designee Approval of Issuance Advice Letter. Within one business day of receipt of the Issuance Advice Letter, the Designee shall either (a) approve the transaction by executing a Concurrence, and delivering a copy to ENO, which Concurrence shall (i) evidence the final, binding and irrevocable approval by the Council of the structure, terms and pricing of the storm recovery bonds and all related documents and security as consistent with the criteria established in the Financing Order, and (ii) confirm the mathematical accuracy of the calculations in the Issuance Advice Letter; or (b) reject the Issuance Advice Letter and state the reasons therefore. The Designee shall approve the transaction using the form of Concurrence attached as Attachment 6 to the Issuance Advice Letter. A change in market conditions from the date and time of the actual pricing of the storm recovery bonds shall not constitute grounds for rejecting the Issuance Advice Letter.

8.
Council Designee. The Council determines that the Council Chief of Staff, or in her/his unavailability, Chair of the Council Utility, Cable, Telecommunications and Technology Committee, should be the Council’s Designee under this Financing Order. In the event of their unavailability or incapacity, the Council President shall designate in writing a substitute Designee. The Designee shall act in accordance with the terms of this Financing Order.

9.
Approval of Initial Storm Recovery Charges. The initial storm recovery charges, as set forth in the Issuance Advice Letter, shall be billed beginning on the first day of the billing cycle of the next ENO revenue month following the date of issuance of the storm recovery bonds (which date of issuance shall not occur prior to the third business day after pricing of the storm recovery bonds).

10.
Approval of Tariff. The Forms of Tariffs (Rider SSCR and Rider SSCO) attached in Appendix B to this order are approved. Prior to the issuance of any storm recovery bonds under this Financing Order, ENO shall file tariffs that conform to the forms in Appendix B attached to this Financing Order.

11.
Creation of Storm Recovery Property. Subject to Ordering Paragraph 54, storm recovery property within the meaning of Section 1227(17) is hereby created in favor of ENO as described in Conclusions of Law Paragraph 24, Findings of Fact Paragraphs 47 to 50, and elsewhere in this Financing Order. This storm recovery property includes without limitation the irrevocable right to impose, bill, charge, collect, and receive the storm recovery charges authorized by this Financing Order and to obtain periodic adjustments to such charges as provided in this Financing Order, but excludes the ENO Retained Rights.

B. Storm Recovery Charges

1.
Imposition and Collection. ENO is authorized to impose on, and the servicer is authorized to collect from, all Customers (except to the limited extent expressly provided in Ordering Paragraph 15) storm recovery charges in an amount sufficient at all times to provide for the recovery of the aggregate Periodic Payment Requirements (including payment of scheduled principal and interest on the storm recovery bonds), as approved in this Financing Order. The initial amount of such storm recovery charges shall be as set forth in the Issuance Advice Letter of ENO, calculated in the manner required by this Financing Order. Thereafter, the amount of such storm recovery charges shall be periodically corrected or “trued-up,” as required or permitted by this Financing Order. The storm recovery charges related to storm recovery bonds shall be imposed and collected until all storm recovery bonds and all financing costs have been paid in full.

2.
Allocation of Payment Responsibility. The method of allocating the payment requirements for the storm recovery bonds and financing costs is approved as detailed in Appendix B and referenced in Findings of Fact Paragraph 76.

3.
Bondholder’s Rights and Remedies. Upon the transfer by ENO of the storm recovery property to the SPE and the SPE’s pledge of such property to the indenture trustee, the bondholders shall have as collateral all of the rights of ENO with respect to such storm recovery property pledged under such documents, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, including the right, subject to the terms of the servicing agreement, to assess and collect any amounts payable by any customer in respect of the storm recovery property.

4.
Nonbypassability. ENO and any other entity providing electric transmission or distribution services are required to collect and must remit, consistent with this Financing Order, the storm recovery charges from all Customers, except as provided in the next sentence. Storm recovery charges shall not apply to: (a) customers who completely discontinue all service from ENO and who do not (i) initiate new self‑generation projects after June 1, 2015 unless such self-generation is net metered, or (ii) otherwise purchase or acquire power from a third party, including but not limited to an affiliate of the customer, unless customer takes net metering service; (b) customer load reductions for reasons other than self‑generation or the purchase or acquisition of power from a third party, including but not limited to an affiliate of the customer; (c) load served by self‑generation projects for which the customer had made a clear, substantial and irrevocable financial commitment prior to June 1, 2015, to install such self‑generation unless such self-generation is net metered; (d) that portion of new load that comes on‑line after June 1, 2015, due to a plant expansion project(s) and that is served by new self‑generation unless such self-generation is net metered; and (e) that portion of new load created after June 1, 2015, by new plant(s) constructed in Louisiana that is served by new self‑generation unless such self-generation is net metered.  Storm recovery charges shall be nonbypassable for customers who initiate new self‑generation projects after June 1, 2015, regardless of type of generation to serve load that is being served by ENO as of such date.  Storm recovery charges for any such customer who had not made a clear, substantial and irrevocable financial commitment prior to June 1, 2015, to proceed with installing self‑generation unless such self-generation is net metered shall be based on the customer’s billing determinants for the twelve months ending three months prior to the commercial in‑service date of the new self‑generation facility (“the base period”).  In such event, the storm recovery charges shall not apply to that portion of stand‑by or maintenance power obtained for the load served by the new self‑generation unless such self-generation is net metered; however, storm recovery charges shall apply to all stand‑by or maintenance power obtained for load served by new self‑generation pursuant to sections (c), (d) and (e) above  Storm recovery charges will be applied to Customers with self-generation that is net metered excluding any portion of customer’s monthly usage that is met with self-generation that is not otherwise reflected on the net meter. The Council finds that such nonbypassability provisions are appropriate to ensure an equitable allocation of storm recovery costs among customers and to secure the desired highest rating for the storm recovery bonds.

5.
True-Ups. True-ups of the storm recovery charges shall be undertaken and conducted as described in this Financing Order. True-up letter notice filings shall be made substantially in the form of Appendix D to this Financing Order in Council Docket No. UD-14-01, and will be served on the Clerk of Council, Council Utility Advisors, and all intervenors and parties to Docket No. UD-14-01. The servicer shall file the true-up adjustments in a compliance filing and shall give notice of the filing to all parties in this docket. The Council covenants and agrees that it will act to ensure that the true-up mechanism is used in order to ensure the projected recovery of amounts sufficient to provide timely payment of all financing costs. No error by the servicer, or the failure of any party to receive notice of such true-up (other than the Clerk of Council), shall affect the validity of any true-up adjustment.

6.	Remittances. The storm recovery charges shall be remitted by ENO to the indenture trustee as described in this Financing Order every servicer business day.

7.
Partial Payments. If any customer does not pay the full amount of any bill to ENO, the amount paid by the customer will be applied in the following order of priority based on the chronological order of billing: first, to any amounts due with respect to customer deposits; second, to all service charges of ENO on the bill (which does not include storm recovery charges); third, to all storm recovery charges pursuant to this Financing Order; and fourth, to voluntary charitable pledges billed to the customer. If there is more than one owner of storm recovery property, or if the sole or any owner of storm recovery property (or pledgee or pledgees) has issued multiple issuances of bonds, such partial collections representing storm recovery charges shall be allocated among such owners (or pledgee or pledgees), and among such issuances of storm recovery bonds, pro-rata based upon the amounts billed with respect to each issuance of storm recovery bonds, provided that late fees and charges may be allocated to the servicer as provided in the tariff.

8.
Line Item. Storm recovery charges collected pursuant to Rider SSCR and the Rider SSCO offsets to revenue will be combined and separately identified on bills. The servicer shall send a written statement at least annually to all customers as provided in Ordering Paragraph 21. ENO will work with the Council Utility Advisors to develop the appropriate language for and timing of these annual bill inserts.

9.
No Setoff. As provided in Section 1229(G), the interest of the SPE or another assignee or a secured party in storm recovery property shall not be subject to setoff, counterclaim, surcharge, or defense by ENO or any other person or in connection with the reorganization, bankruptcy or other insolvency of ENO or any other entity.

10.
Ownership Notification. If storm recovery charges are not separately identified on customers’ bills and the ownership of the storm recovery charges clearly noted (by footnote or otherwise) on bills, then any entity that bills storm recovery charges to customers must include a written statement, at least annually, to the effect that the SPE (or its assignee or pledgee) is the owner of the rights to the storm recovery charge, and that ENO is merely the collection agent for the SPE (or its assignee or pledgee). Any failure of ENO to comply with this paragraph shall not invalidate, impair, or affect this Financing Order, or any storm recovery property, storm recovery charge, or storm recovery bonds.

C. Storm Recovery Bonds

1.
Issuance. The SPE is authorized to issue storm recovery bonds as specified in this Financing Order. The principal amount of the bonds shall be as set forth in the Issuance Advice Letter, delivered to the Council and approved by its Designee in compliance with this Financing Order (including Ordering Paragraph 25).

2.	Sale of Storm Recovery Property. ENO shall transfer the storm recovery property to the SPE in accordance with Section 1228(C)(3).

3.
Council Participation in Bond Issuance. To ensure that the pricing and structuring of the storm recovery bonds will produce maximum benefits for customers, including the pricing of the storm recovery bonds consistent with market conditions at the date and time of pricing and the terms of this Financing Order, the Council has determined that the Council Utility Advisors will participate with ENO in the structuring, documenting, marketing and pricing of the storm recovery bonds, through the process described in Findings of Fact Paragraph 86, Ordering Paragraph 57, as well as through the Issuance Advice Letter process. The Designee’s submission of the Concurrence shall be sufficient evidence for all purposes of the whole and complete compliance by ENO with the requirements of this Paragraph.

4.
Final Principal Amount. The final principal amount of the storm recovery bonds shall be an amount as authorized by Ordering Paragraph 2, including carrying costs and ENO’s upfront financing costs which are subject to adjustment through the Issuance Advice Letter process as described in Findings of Fact Paragraphs 20 through 30.  The Issuance Advice Letter shall thereby establish the final aggregate authorized securitization principal amount.

5.
Ongoing Financing Costs. The ongoing financing costs as set forth in Appendix C to this Financing Order shall be recovered on a current basis through the storm recovery charges. The initial amount of the ongoing financing costs shall be revised and updated in the Issuance Advice Letter to reflect any change in the expected principal amount of the storm recovery bonds and other relevant information available at the time of pricing the bonds. As provided in Findings of Fact Paragraph 53, in the event that ENO is replaced as initial servicer, pursuant to the terms of the servicing agreement, the servicing fee shall be an amount that the indenture trustee finds reasonably necessary to pay in order to engage a utility or other qualified unrelated third party to undertake such duties as servicer, whether or not it has any other commercial relationship to the customers to whom the storm recovery charges must be billed, not to exceed 0.60% of the initial principal amount of the storm recovery bonds unless ENO can reasonably demonstrate to the Council that the services cannot be obtained at that compensation level under the market conditions at that time. Any changes to the initial estimated ongoing financing costs shall be revised and updated on a timely basis, by the servicer, in connection with the true-up process authorized in this Financing Order. The compensation to be paid to ENO as servicer shall be fixed at $150,000 per year. In addition to the servicing fee, the Company will be able to recover its out-of-pocket costs for external accounting and legal services required by the servicing agreement as well as for other items of cost (other than external information technology costs and bank wire fees, which are part of the servicing fee) that will be incurred annually to support and service the storm recovery bonds after issuance. Further, the amount payable to ENO as an administration fee, under the administration agreement, for providing administrative and support services to the SPE, shall be fixed at $100,000 per year.

6.
Transaction Structure. The transaction structure as described in this Financing Order is approved. The forms of documents described in Findings of Fact Paragraphs 39 and 40 will be reviewed and approved by the Council Utility Advisors consistent with the Issuance Advice Letter approval process and Ordering Paragraph 24.

7.
Not an Obligation of the State. The storm recovery bonds must contain on their face pursuant to Section 1233 the following statement: “Neither the full faith and credit nor the taxing power of the State of Louisiana or the City of New Orleans is pledged to the payment of the principal of, or interest on, this bond.”

8.	Refinancing. ENO may apply for a subsequent financing order to refund storm recovery bonds issued under this Financing Order pursuant to Section 1228(F).

9.
Collateral. All storm recovery property and other collateral shall be held in pledge and administered by the indenture trustee pursuant to the indenture as described in ENO’s Securitization Application. The SPE shall establish a collection account with the indenture trustee as described in the Securitization Application and Findings of Fact Paragraphs 60 through 67.

10.
Distribution Following Repayment. Upon payment of the principal amount of all storm recovery bonds authorized in this Financing Order and the discharge of all obligations in respect thereof, all amounts in the collection account, including investment earnings, shall be released by the indenture trustee to the SPE for distribution to ENO. ENO shall notify the Council within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of customers, and such amount shall be credited to ENO’s customers in the manner to be prescribed then by the Council.

11.
Funding of Capital Subaccount. The capital investment by ENO in the SPE to be deposited into the capital subaccount shall be funded by ENO and not from the proceeds of the sale of storm recovery bonds. Upon payment of the principal amount of all storm recovery bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount shall be released to the SPE for payment to ENO. ENO may earn a rate of return on its capital investment in the SPE equal to the rate of interest payable on the longest maturity tranche of the storm recovery bonds, to be paid by means of periodic distributions from the SPE funded solely by the income earned thereon through investment by the indenture trustee in eligible investments and by any deficiency being collected through the true-up adjustments, and further any actual earnings in excess of that rate will be credited to customers.

12.	Original Issue Discount. The SPE may determine to provide for original issue discount on the storm recovery bonds.

13.
Credit Enhancement. ENO may provide for various forms of credit enhancement including letters of credit, an overcollateralization subaccount or other reserve accounts, and surety bonds, and other mechanisms designed to promote the credit quality or marketability of the storm recovery bonds. The SPE may not issue variable rate bonds or enter into an interest-rate swap or hedge arrangement in connection therewith. ENO may include the costs of credit enhancements or other arrangements to promote credit quality or marketability as financing costs provided that the Council’s financial advisor and ENO agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs. If the use of credit enhancements or other arrangements is proposed by ENO, ENO shall provide the Council’s financial advisor copies of all cost/benefit analyses performed by or for ENO that support the request to use such arrangements. An overcollateralization subaccount should be included and funded only if either required by the rating agencies to achieve the highest credit rating or if the Council’s financial advisor and Council Utility Advisors concur that the benefits are expected to outweigh the costs. ENO shall not be required to enter any arrangements to promote credit quality or marketability unless all related costs and liabilities can be included in financing costs recoverable as upfront financing costs or through Rider SSCR. This Financing Ordering Paragraph does not apply to the collection account or its subaccounts (other than the overcollateralization subaccount) approved in this Financing Order.

14.
Life of Bonds. The scheduled final maturity of any tranche of the storm recovery bonds authorized by this Financing Order is not expected to exceed 10 years from the date of issuance of the storm recovery bonds. The legal final maturity of any tranche of the bonds shall not exceed 12 years from the date of issuance of the storm recovery bonds.

15.
Amortization Schedule. The Council approves, and the storm recovery bonds shall be structured to provide, substantially level debt service requirements and projected corresponding aggregate storm recovery charges that are modestly declining over the period of recovery, if the actual year-to-year changes in customer delivery load match the changes forecast at the time the storm recovery bonds are priced and other assumptions are realized, subject to rating agency requirements and to further modification in accordance with the true-up mechanism approved in this Financing Order.

16.
Use of the SPE. ENO shall use the SPE, a special purpose storm recovery funding entity as proposed in its Securitization Application, in conjunction with the issuance of any storm recovery bonds authorized under this Financing Order. The SPE shall be funded with an amount of capital that is sufficient for the SPE to carry out its intended functions and to avoid the possibility that ENO would have to extend funds to the SPE in a manner that could jeopardize the bankruptcy-remoteness of the SPE, as well as to assure that the storm recovery bonds will be treated as borrowings of ENO for federal income tax purposes. The SPE will be formed under Louisiana law. The initial independent manager of the SPE shall be Frank Bilotta, Vice President, Global Securitization Services, LLC. The Council shall not exercise any authority to approve or not approve any additional independent manager or any successor or replacement to Mr. Bilotta; provided that any such independent manager is not affiliated with ENO or any of its affiliates.

17.
Voluntary Bankruptcy of the SPE. Pursuant to Section 1228(D)(2), the SPE (to be formed under Louisiana law) is authorized to include in its organizational documents a provision that in order for a person to file a voluntary bankruptcy petition on its behalf, there must first be prior unanimous consent of the SPE’s managers. Such provision concerning the voluntary bankruptcy of the SPE shall constitute a legal, valid, and binding agreement of ENO as the member of the SPE and is enforceable against such member. Further, a person shall have authority under the laws of Louisiana to file a voluntary bankruptcy petition on behalf of the SPE only after compliance with such provision. Additionally, ENO shall not apply for judicial dissolution of the SPE, and ENO is not permitted to and shall not withdraw from or otherwise cease to be a member of the SPE for any reason whatsoever, including that ENO itself shall not dissolve or otherwise terminate its legal existence, unless an acceptable new member of the SPE acceptable to the Council is substituted for ENO, until all storm recovery bonds and all financing costs have been paid in full.

D. Council Incremental Financial Advisors

1.
Council Incremental Financial Advisors. This Council will have the sole authority to select and retain a financial advisor and/or any outside legal counsel and regulatory consultants for approval of the bond issuance. The costs of Council Incremental Financial Advisors will be recovered in ENO’s base rates.

E. Servicing

1.
Servicing Agreement. ENO shall act as initial servicer as described in this Financing Order and shall enter into the servicing agreement with the SPE and perform the servicing duties approved in this Financing Order.

2.	Servicing Fees. The servicer shall be entitled to collect servicing fees in accordance with the provisions of the servicing agreement, provided that the annual servicing fee payable to ENO while it is serving as servicer (or to any other servicer affiliated with ENO) shall be $150,000, plus reimbursement for its out-of-pocket costs for external accounting services and external legal services consistent with Findings of Fact Paragraph 53 and Ordering Paragraph 26. The annual servicing fee payable to any other servicer not affiliated with ENO shall not at any time exceed 0.60% of the original principal amount of the storm recovery bonds unless such higher rate is approved by the Council pursuant to Ordering Paragraph 26. The revenues collected by ENO, or by any affiliate of ENO acting as the servicer, under the servicing agreement shall be included as an identified revenue credit and reduce revenue requirements for the benefit of the customers of ENO in its next rate case following collection of said revenues. (These customers will receive 100% of the benefits of these servicing fee revenues regardless of whether a sharing mechanism contained in a formula rate plan is in place.) The expenses of acting as the servicer shall likewise be included as a cost of service in any such ENO rate case.

3.
Replacement of ENO as Servicer. Upon the occurrence of an event of default under the servicing agreement relating to the servicer’s performance of its servicing functions with respect to the storm recovery charges, the financing parties may replace ENO as the servicer in accordance with the terms of the servicing agreement. If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified in Ordering Paragraph 41, the replacement servicer shall not begin providing service until (i) the date the Council approves the appointment of such replacement servicer or unless (ii) the Council does not act to either approve or disapprove the appointment within 45 days after notice of appointment of the replacement servicer is provided to the Council. No entity may replace ENO as the servicer in any of its servicing functions with respect to the storm recovery charges and the storm recovery property authorized by this Financing Order if the replacement would cause any of the then current credit ratings of the storm recovery bonds to be suspended, withdrawn, or downgraded. If a successor servicer is appointed due to the negligence, malfeasance, intentional misconduct, or other fault of ENO as initial servicer, any additional servicer cost incurred as a result will be absorbed by ENO and not recovered from ratepayers.

4.
Amendment of Agreements. The parties to the servicing agreement, indenture, sale agreement and administration agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement that would increase the ongoing financing costs shall be permitted without the prior approval of the Council. Any amendment that does not increase the ongoing financing costs shall be effective without prior Council authorization. Any amendment to any such agreement that may have the effect of increasing ongoing financing costs shall be provided by the SPE to the Council along with a statement as to the possible effect of the amendment on the ongoing financing costs. The amendment shall become effective on the later of (i) the date proposed by the parties to the amendment, or (ii) 31 days after such submission to the Council unless the Council issues an order disapproving the amendment within a 30-day period.

5.	Collection Terms. The servicer shall remit collections of the storm recovery charges to the indenture trustee for the SPE’s account in accordance with the terms of the servicing agreement.

6.
Contract to Provide Service. As a part of the sale agreement with the SPE, and pursuant to Section 1228(C)(9), ENO shall undertake that, in consideration of the SPE’s purchase of ENO’s rights under the Financing Order (other than the ENO Retained Rights), ENO will continue to operate its system to provide transmission and distribution delivery service to its customers; and, to the extent that any interest in storm recovery property created by this Financing Order is assigned, sold or transferred to another assignee or successor, ENO shall enter into a contract with that assignee or successor that requires ENO to continue to operate its transmission and delivery system to provide service to ENO’s customers; provided, however, that this provision shall not prohibit ENO from selling, assigning, or otherwise divesting its transmission or distribution system or any part providing service to ENO’s customers, by any method whatsoever, including those specified in Ordering Paragraph 56 pursuant to which an entity becomes a successor, so long as the entities acquiring such system or portion thereof agree to continue operating the facilities to provide service to customers.

F. Use of Proceeds; Application of Post Financing Order Insurance Proceeds and Grants

1.
Use of Proceeds. The SPE will use the net proceeds from the sale of the bonds (after payment of upfront financing costs payable by the SPE) to pay to ENO the purchase price of the storm recovery property. Such net proceeds (after payment of upfront financing costs payable by ENO) will be used by ENO as reimbursement for storm recovery costs and to fund and replenish storm recovery reserves. This use of proceeds is approved and the proceeds may not be used for any other purpose. The use of proceeds from the sale of the bonds in violation of this Financing Order shall subject ENO to proceedings pursuant to applicable law, orders and the rules and regulations of the Council but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order or the storm recovery property irrevocably created hereby or the approvals of the transactions by the Designee granted by authority of this Financing Order.

2.
Tax Reconciliation. ENO will securitize the storm recovery costs amount before any reduction for the benefit associated with the return on accumulated deferred income taxes. All such deferred income tax benefits shall be flowed through to the benefit of customers through the operation of Rider SSCO.

3.
Post-Financing Order Insurance and Grant Proceeds. To the extent ENO receives insurance proceeds or grants from the State of Louisiana or the government of the United States of America after the date of this Financing Order, the purpose of which is to provide for the recovery of storm recovery costs that have been securitized, ENO shall credit such amounts to Customers through Rider SSCO under the terms and conditions approved by the Council.
G. Council Pledge

1.
Irrevocable. After the earlier of the transfer of the storm recovery property to an assignee or issuance of the storm recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible payment in full of such bonds and the related financing costs. The Council covenants, pledges and agrees it thereafter shall not amend, modify, or terminate this Financing Order by any subsequent action, or reduce, impair, postpone, terminate, or otherwise adjust the storm recovery charges approved in this Financing Order, or in any way reduce or impair the value of the storm recovery property created by this Financing Order, except as may be contemplated by a refinancing authorized under Act 64 or the periodic true-up adjustments authorized by this Financing Order, until the indefeasible payment in full of the storm recovery bonds and the related financing costs.

2.
Duration. This Financing Order and the charges authorized hereby shall remain in effect until the storm recovery bonds and all financing costs related thereto have been indefeasibly paid or recovered in full. This Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings of ENO or its successors or assignees. Pursuant to Section 1229(H), any successor to ENO, whether pursuant to any reorganization, bankruptcy, or other insolvency proceeding or whether pursuant to any merger or acquisition, sale, or other business combination, or transfer by operation of law, as a result of electric utility restructuring or otherwise, shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, ENO in the same manner and to the same extent as ENO, including collecting and paying to the person entitled to receive the revenues, collections, payments, or proceeds of the storm recovery property.

3.
Contract. The Council acknowledges that the storm recovery bonds approved by this Financing Order will be issued and purchased in express reliance upon this Financing Order and the Council’s covenant and pledge herein of irrevocability and the vested contract right created hereby. The provisions of this Financing Order shall create a contractual obligation of irrevocability by the Council in favor of the owners from time to time of the storm recovery bonds, and any such bondholders may by suit or other proceedings enforce and compel the performance of this Financing Order against the Council. It is expressly provided that such remedy as to individual councilmembers is strictly limited to a claim solely for prospective relief of declaratory and injunctive relief only; there shall be no other cause or right of action for damages or otherwise against the individual councilmembers. The purchase of the bonds, which reference in their related documentation the covenant and pledge provided in this Financing Order, is acknowledged by the Council to be adequate consideration by the owners of the bonds for the Council’s covenant of irrevocability contained in this Financing Order. The Council acknowledges that it would be unreasonable, arbitrary and capricious for the Council to take any action contrary to the covenant and pledge set forth in this Financing Order after the issuance of the storm recovery bonds. The Council further acknowledges that any future actions it undertakes pursuant to the Financing Order are ministerial in nature.

4.
Full Compensation. Nothing in this Financing Order shall preclude limitation or alteration of this Financing Order if and when full compensation is made for the full protection of the storm recovery charges approved pursuant to this Financing Order and the full protection of the holders of storm recovery bonds and any assignee or financing party.

5.
Inclusion of Pledges. The SPE, as issuer of the storm recovery bonds, is authorized, pursuant to Section 1234(C) of Act 64 and this Financing Order to include the State of Louisiana pledge contained in Section 1234 of Act 64 and the Council pledge contained in Ordering Paragraph 49 with respect to the storm recovery property and storm recovery charges in the bonds and related bond documentation. The Financing Order is subject to the State pledge.

H. Miscellaneous Provisions

1.
Continuing Issuance Right. The SPE has the continuing irrevocable right at the request of ENO to cause the issuance of storm recovery bonds consisting of one or more tranches in accordance with this Financing Order for an effective period commencing with the date of this Financing Order and extending 24 months following the latest of (i) the date on which this Financing Order becomes final and not appealable or (ii) the date on which any other regulatory approvals necessary to issue the storm recovery bonds are obtained and not appealable. If the storm recovery bonds authorized by this Financing Order are not issued during the effective period, the storm recovery property created by this Financing Order shall cease to exist. If at any time during the effective period of this Financing Order there is a severe disruption in the financial markets of the United States, the effective period shall automatically be extended to a date that is not less than 90 days after the date such disruption ends. Pursuant to Section 1228(E), and consistent with Findings of Fact Paragraph 58, nothing in this Financing Order compels ENO to cause the issuance of storm recovery bonds.

2.
Internal Revenue Service Private Letter or Other Rulings. ENO is not required by this Financing Order to obtain a ruling from the IRS. ENO is precluded from seeking a ruling from the IRS by IRS Revenue Procedure 2015-3, which states that the IRS will no longer issue any letter rulings or determination letters on questions of whether investor-owned utilities realize income upon certain occurrences, which includes the circumstance in which the utility obtains the right to “recover certain costs pursuant to State specified cost recovery legislation.” ENO shall obtain an opinion of tax counsel sufficient to support the issuance of the storm recovery bonds.

3.
Binding on Successors. This Financing Order, together with the storm recovery charges authorized in it, shall be binding on ENO and any successor to ENO that provides electric transmission and distribution service to ENO’s customers, Any such successor shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, ENO, including collecting and paying to the person entitled to receive them the revenues, collections, payments, or proceeds of the storm recovery property created by this Financing Order. provided that if by law, ENO or its successor is no longer required to own and/or operate both the transmission and distribution systems, then any entity that provides distribution service to ENO’s customers shall be bound by this Financing Order. This Financing Order is also binding on any other entity responsible for billing and collecting storm recovery charges on behalf of the SPE and on any successor to the Council. In this paragraph, a “successor” means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor or transferor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, acquisition, division, consolidation or other business combination, conversion, assignment, sale, transfer, lease, management contract, pledge or other security, by operation of law, as a result of electric utility restructuring or otherwise.

4.
Flexibility. Subject to compliance with the requirements of this Financing Order and consistent with Section 1228(B), ENO shall be afforded flexibility in establishing the terms and conditions of the storm recovery bonds, including repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, use of original issue discount, indices and other financing costs. In addition, although it is currently assumed that the storm recovery bonds will be issued through a negotiated bid offering, if ENO and the Council’s financial advisor jointly agree in advance that the sale of the storm recovery bonds through a competitive bid process may enhance marketability, and the benefits of sale through a competitive bid process provides benefits greater than their tangible and intangible costs, the storm recovery bonds may be sold through a competitive bid process.

5.	Effectiveness of Order. This Financing Order is effective immediately upon issuance.

6.
Waiver. The Council waives any rights it may have to rescind this Financing Order under La. R.S. 12:1308.2(E) if the SPE becomes delinquent in filing its annual report required under La. R.S. 12:1308.1.

7.	Regulatory Approvals. All regulatory approvals within the jurisdiction of the Council that are necessary for the financing of the storm recovery charges associated with the costs that are the subject of the Securitization Application, and all related transactions contemplated in the Securitization Application, are granted.

8.
Effect. This Financing Order constitutes a legal financing order for ENO under Act 64. The Council finds this Financing Order complies with the provisions of Act 64. A financing order gives rise to rights, interests, obligations and duties as expressed in Act 64. It is the Council’s express intent to give rise to those rights, interests, obligations and duties by issuing this Financing Order. ENO is directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

9.
Further Council Action. The Council will act pursuant to this Financing Order as expressly authorized by Act 64 to ensure that expected storm recovery charge revenues are sufficient to pay at all times the scheduled principal of and interest on the storm recovery bonds issued pursuant to this Financing Order and all other financing costs in connection with the storm recovery bonds.

10.
Future Sales Not Approved. Nothing in this Financing Order approves ENO selling, assigning, or otherwise divesting of any of its transmission or distribution system or any facility providing service to ENO’s customers, by any method whatsoever, including that method specified in this Financing Order pursuant to which an entity becomes a successor. Any approval required for any such sale, assignment or divestiture prior to the adoption of this Financing Order will be required after the effective date of this Financing Order.

11.
Actions Required. ENO is directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order. The SPE, the Council Utility Advisors, and the Council Designee are directed to take all actions required by this Financing Order.

12.
All Other Motions, etc., Denied. All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein or in Resolution R-15-17, are denied for want of merit.

13.
Securitized Storm Reserve Escrow Account. ENO shall establish an additional storm reserve fund which will be funded with a portion of the storm recovery bond proceeds and which will be separate from ENO’s pre-existing storm reserve fund. The form of the escrow agreement for this securitized storm reserve fund is attached in Appendix E.

THE FOREGOING RESOLUTION WAS READ IN FULL, THE ROLL WAS CALLED ON THE ADOPTION THEREOF AND RESULTED AS FOLLOWS:
YEAS: Brossett, Cantrell, Gray, Guidry, Head, Ramsey, Williams - 7

NAYS: 0
ABSENT: 0
AND THE RESOLUTION WAS ADOPTED.

Appendix A
Financing Order

Appendix A
Financing Order

FORM OF ISSUANCE ADVICE LETTER
______day, _________ __, 2015
COUNCIL OF THE CITY OF NEW ORLEANS
SUBJECT: ISSUANCE ADVICE LETTER FOR STORM RECOVERY BONDS
Pursuant to the Financing Order adopted on the _____ day of _____, 2015 in Application of Entergy New Orleans, Inc. for Certification of Costs Related to Hurricane Isaac, and for Related Relief and Application of Entergy Louisiana, LLC for Recovery in Rates of Costs Related to Hurricane Isaac, and Related Relief in the Fifteenth Ward of New Orleans (Algiers), Docket No. UD-14-01 (Phase II) (the “Financing Order”), ENTERGY NEW ORLEANS, INC. (“Applicant”) hereby submits, no later than two business days after the pricing of the Storm Recovery Bonds, the information referenced below. This Issuance Advice Letter is for the [Entergy New Orleans Storm Recovery Funding I, L.L.C.] Storm Recovery Bonds, tranches _________. Any capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order or Act No. 64 of the Louisiana Regular Session of 2006, the “Louisiana Electric Utility Storm Recovery Securitization Act,” codified at La. R.S. 45:1226-1236.

PURPOSE
This filing establishes the following:

(1)	the total amount to be securitized;

(2)	confirmation that customers will experience savings relative to traditional methods of financing;

(3)	confirmation that the structure, terms and the pricing of the Storm Recovery Bonds is consistent with the terms of the Financing Order;

(4)	confirmation that the pricing of the Storm Recovery Bonds is consistent with market conditions at the time of pricing;

(5)	the actual terms and structure of the Storm Recovery Bonds being issued;

(6)	the initial Storm Recovery Charges; and

(7)	the identification of the SPE.
COMPLIANCE WITH FINANCING ORDER
Applicant hereby confirms, pursuant to the requirements of the Financing Order, the following:
1.    COSTS BEING SECURITIZED
The total amount of storm recovery costs and financing costs being securitized (the “Authorized Securitization Amount”) is presented in Attachment 1.

2.    CONFIRMATION OF SAVINGS
The weighted average interest rate of the Storm Recovery Bonds is less than [____]%, accordingly, the proposed structuring, expected pricing, and financing costs of the storm recovery bonds are reasonably expected to result in lower overall costs and will avoid or mitigate rate impacts as compared to traditional methods of financing of storm recovery costs. The net present value of the savings, as compared to traditional methods of financing the storm recovery activity costs, is estimated to be $_________ (see Attachment 2, Schedule C), based on an effective annual weighted average interest rate of __% for the Storm Recovery Bonds. With regard to securitization of the storm recovery reserve portion of the total amount securitized, securitization results in estimated savings of $ ____, as compared to the total revenues that would be required to fund a storm recovery reserve using securitization versus the total revenues required using conventional utility financing (see Attachment 2, Schedule C).

3.    CONFIRMATION OF STRUCTURE AND PRICES
The Storm Recovery Bonds will be issued in one issuance consisting of one or more tranches having scheduled final maturities of approximately ___ years and legal final maturities not exceeding __ years from the date of issuance (See “Actual Terms of Issuance”). The structuring and pricing of the Storm Recovery Bonds is consistent with the terms set out in the Financing Order (see “Actual Terms of Issuance” and Attachments 2 and 4).

4.    CONFIRMATION OF PRICES WITH MARKET
The structuring and pricing of the Storm Recovery Bonds resulted in the lowest storm recovery charges consistent with market conditions on the date and time of such pricing (see Attachments 4 and 5).

5.    ACTUAL TERMS OF ISSUANCE
Storm Recovery Bond Series: ______
Storm Recovery Bond Issuer: [Entergy New Orleans Storm Recovery Funding I, L.L.C.]
Trustee:
Closing Date: _________ __, 2015
Bond Ratings: [_____] The Company anticipates receiving ratings from at least two of the three major ratings agencies.
Amount Issued: $_____________
Estimated Up-front Financing Costs: See Attachment 1, Schedule B.
Estimated Ongoing Financing Costs: See Attachment 2, Schedule B.

Tranche	Coupon Rate	Scheduled Final Maturity Date	Legal Final Maturity
A-1	_____%	__/__/____	__/__/____
A-2	_____%	__/__/____	__/__/____
A-3	_____%	__/__/____	__/__/____

Weighted Average Effective Annual Interest Rate of the Storm Recovery Bonds:	_____%
Life of Bonds:	__ years
Weighted Average Life of Series:	__ years
Call provisions (including premium, if any):
Amortization Schedule:	Attachment 2, Schedule A
Scheduled Final Maturity Dates:	Attachment 2, Schedule A
Legal Final Maturity Dates:	See Table Above
Payments to Investors:	Semiannually Beginning _________ __, 2016
Amount of initial annual Servicing Fee and as a percent of original Storm Recovery Bond principal balance:	[$], [%]
Weighted Average Coupon Rate Weighted by modified duration and principal amount.

:
Annualized Weighted Average Yield Weighted by modified duration and principal amount.:

6.    INITIAL STORM RECOVERY CHARGE
Table I below shows the current assumptions for each of the variables used in the calculation of the initial Storm Recovery Charges.

TABLE I
Input Values For Initial Storm Recovery Charges
Applicable period: from _________ __, ____ to _________ __, ____
Forecasted base revenue sales for the applicable period:	See Appendix B to the Financing Order
Storm Recovery Bond debt service for the applicable period:	$ __________
Charge-off rate.	See Appendix B to the Financing Order
Forecasted % of Billings Paid in the Applicable Period:	____%
Forecasted annual ongoing financing costs (excluding Storm Recovery Bond principal and interest):	$ ______ __
Current Storm Recovery Bond outstanding balance:	$ __________
Target Storm Recovery Bond outstanding balance as of __/__/____:	$ __________
Total Periodic Billing Requirement for applicable period:	$ __________

Based on the foregoing, the initial Storm Recovery Charges are detailed in Attachment 3.

7.    IDENTIFICATION OF SPE
The owner of the Storm Recovery Property (the “SPE”) will be: [Entergy New Orleans Storm Recovery Funding I, L.L.C.].

EFFECTIVE DATE
In accordance with the Financing Order, the Storm Recovery Charge shall be billed beginning on [DATE], i.e., the first day of the first billing cycle of the next revenue month following the date of issuance of the Storm Recovery Bonds.

NOTICE

Copies of this filing are being furnished to the parties on the service list in this docket. Notice to the public is hereby given by filing and keeping this filing open for public inspection at Applicant’s corporate headquarters.

APPROVAL:
[_________________], the duly designated Designee under the Financing Order, shall notify the Companies and the Council, no later than one business day after receipt of this Issuance Advice Letter via email, and using the form of letter attached hereto as Attachment 6, in the case of acceptance and approval of the Issuance Advice Letter by the Council.
AUTHORIZED OFFICER
The undersigned is an officer of Applicant and authorized to deliver this Issuance Advice Letter on behalf of Applicant.
Respectfully submitted,
ENTERGY NEW ORLEANS, INC.
By:
Name:
Title:
Date:
ATTACHMENT 1
SCHEDULE A
CALCULATION OF AUTHORIZED SECURITIZATION AMOUNT    Refer to the attached workpapers.

A.	Storm Recovery Costs authorized in Docket No. UD-14-01	$
B.	Costs of funding and replenishing storm recovery reserves
C.	Estimated up-front financing costs of issuing the Storm Recovery Bonds (Attachment 1, Schedule B)
D.	Any adjustments to carrying costs
	TOTAL AUTHORIZED SECURITIZATION AMOUNT	$

ATTACHMENT 1

SCHEDULE B
ESTIMATED UP-FRONT FINANCING COSTS

Underwriters’ Fees & Expenses	$__________
Company’s/Issuer’s Counsel and Underwriters’ Counsel Legal Fees & Expenses	$__________
Rating Agency Fees	$__________
Company’s Financial Advisor Fees & Expenses	$__________
Printing/Edgarizing Expenses	$__________
SEC Registration Fee	$__________
Company’s Non-legal Securitization Proceeding Costs & Expenses	$__________
Company’s Miscellaneous Administrative Costs	$__________
Servicer’s Set-Up Costs	$__________
Accountant’s Fees	$__________
Trustee’s/Trustee Counsel’s Fees & Expenses	$__________
SPE Set-Up Costs	$__________
Original Issue Discount	$__________
Other Credit Enhancements (Overcollateralization Subaccount)	$__________
Rounding/Contingency
TOTAL ESTIMATED UP-FRONT FINANCING COSTS TO BE SECURITIZED	$__________

ATTACHMENT 2
SCHEDULE A
STORM RECOVERY BOND REVENUE REQUIREMENT INFORMATION

SERIES ______, TRANCHE ___
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$

SERIES ______, TRANCHE ___
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$

SERIES ______, TRANCHE ___
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$

ATTACHMENT 2
SCHEDULE B
ESTIMATED ONGOING FINANCING COSTS

ANNUAL AMOUNT
Ongoing Servicer Fees (ENO as Servicer)	$__________
Accounting Costs (External)	$__________
Administration Fees	$__________
Legal Fees/Expenses for Company’s/Issuer’s Counsel	$__________
Trustee’s/Trustee’s Counsel Fees & Expenses	$__________
Independent Manager’s Fees	$__________
Rating Agency Fees	$__________
Miscellaneous	$__________
Other Credit Enhancements	$__________
TOTAL (APPLICANT AS SERVICER) ESTIMATED ANNUAL ONGOING FINANCING COSTS	$__________
Ongoing Servicer Fees (Third-Party as Servicer - 0.60% of principal)	$__________
Other Servicing Fees	$__________
TOTAL (THIRD-PARTY AS SERVICER) ESTIMATED ONGOING FINANCING COSTS	$__________

Note: The amounts shown for each category of operating expense on this attachment are the expected expenses for the first year of the storm recovery bonds. Storm recovery charges will be adjusted at least semi-annually to reflect the actual Ongoing Financing Costs through the true-up process described in the Financing Order, except that the servicing fee and the administration fee are fixed.

ATTACHMENT 2
SCHEDULE C
BENEFITS VERSUS CONVENTIONAL FINANCING
Storm Recovery Activity Costs (Excluding Reserves)

	Conventional Financing	Securitization Financing	Savings/(Cost) of Securitization Financing
Present Value	$	$	$

Storm Recovery Reserves

	Conventional Financing	Securitization Financing	Savings/(Cost) of Securitization Financing
Nominal Revenue	$	$	$

ATTACHMENT 3
INITIAL ALLOCATION OF COSTS

ATTACHMENT 4
APPLICANT’S CERTIFICATION
[ENO Letterhead]

Date: ____________, 2015

Council of the City of New Orleans
City Hall, Room 1E09
1300 Perdido Street
New Orleans, Louisiana 70112
Re: Application of Entergy New Orleans, Inc. for Certification of Costs Related to Hurricane Isaac, and for Related Relief and Application of Entergy Louisiana, LLC for Recovery in Rates of Costs Related to Hurricane Isaac, and Related Relief in the Fifteenth Ward of New Orleans (Algiers), Docket No. UD-14-01 (Phase II)
Dear __________:

Entergy New Orleans, Inc. (the “Applicant”) submits this Certification pursuant to Ordering Paragraph [_] of the Financing Order in Application of Entergy New Orleans, Inc. for Certification of Costs Related to Hurricane Isaac, and for Related Relief and Application of Entergy Louisiana, LLC for Recovery in Rates of Costs Related to Hurricane Isaac, and Related Relief in the Fifteenth Ward of New Orleans (Algiers), Docket No. UD-14-01 (Phase II) (the “Financing Order”). All capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order or Act No. 64 of the Louisiana Regular Session of 2006, the “Louisiana Electric Utility Storm Recovery Securitization Act,” codified at La. R.S. 45:1226-1236.

In the Issuance Advice Letter dated ____________, 2015, the Applicant has set forth the following particulars of the Storm Recovery Bonds.

The proposed terms of pricing and issuance of the Storm Recovery Bonds are as follows:
Name of the Storm Recovery Bonds:_________
Name of SPE:___________
Name of Trustee:_______
Closing Date: _________, 2015
Principal Amount of Storm Recovery Bonds:
Bond Ratings: ___________
Scheduled and Legal Final Maturities: ___________
Amount of Upfront Financing Costs securitized: See Attachment 1 Schedule B to
     Issuance Advice Letter
Estimated Ongoing Financing Costs: See Attachment 2, Schedule B.

Tranche	Coupon Rate	Scheduled Final Maturity Date	Legal Final Maturity
A-1	_____%	__/__/____	__/__/____
A-2	_____%	__/__/____	__/__/____
A-3	_____%	__/__/____	__/__/____

Weighted Average Effective Annual Interest Rate of the Storm Recovery Bonds:	_____%
Life of Bonds:	__ years
Weighted Average Life of Series:	__ years
Call provisions (including premium, if any):
Amortization Schedule:	Attachment 2, Schedule A
Scheduled Final Maturity Dates:	Attachment 2, Schedule A
Legal Final Maturity Dates:	See Table Above
Payments to Investors:	Semiannually Beginning _________ __, 2016
Amount of initial annual Servicing Fee and as a percent of original Storm Recovery: Bond principal balance:	[$], [%]

Weighted Average Interest Rate Weighted by modified duration and principal amount.: ________
Weighted Average Effective Annual Interest Rate Annualized and weighted by modified duration and principal amount giving effect to compounding and including up-front costs.: ________
Initial Balance of Capital Subaccount: ________

The following actions were taken in connection with the design, structuring and pricing of the bonds:

•	[Included credit enhancement in the form of the true-up mechanism and an equity contribution of 0.50% of the original principal amount.]

•	[Did not utilize the overcollateralization account.]

•	[Registered the storm recovery bonds with the Securities and Exchange Commission to facilitate greater liquidity.]

•	[Achieved Aaa/AAA/AAA ratings from at least two of the three major rating agencies.]

•	[Selection of underwriters that have relevant experience and execution capabilities was affirmed by the Company’s Financial Advisor, the Council Utility Advisors and the Council’s Financial Advisor.]

•	[The marketing presentations were developed to emphasize the unique credit quality and security related to these bonds, and provide comparative analysis to other competing securities.]

•	[Provided the termsheet and [preliminary prospectus/offering memorandum] by e-mail to prospective investors.]

•	[Allowed sufficient time for investors to review the termsheet and preliminary prospectus and to ask questions regarding the transaction.]

•
[Held one-on-one and group conference calls with investors, along with meetings with potential investors to describe the legislative, political and regulatory framework and the bond structure with a focus on [corporate/agency/other crossover buyers] specifically targeted to achieve the transaction objectives.]

•	[Arranged issuance of rating agency pre-sale reports during the marketing period.]

•	[During the period that the bonds were marketed, held daily market update discussions with the underwriting team to develop recommendations for pricing.]

•	[Had multiple conversations with all of the members of the underwriting team during the marketing phase in which we stressed the requirements of the Financing Order.]

•
[Developed and implemented a marketing plan designed to incent each of the underwriters to aggressively market the bonds to their customers and to reach out to a broad base of potential investors, including investors who have not previously purchased this type of security.]

•
[Provided potential investors with access to an internet roadshow for viewing on repeated occasions at investors’ convenience. Similar roadshow information was also presented in one-on-one and group meetings with investors.]

•
[Adapted the storm recovery bond offering to market conditions and investor demand at the time of pricing. Variables impacting the final structure of the transaction were evaluated including the length of average lives and maturity of the bonds and interest rate requirements at the time of pricing so that the structure of the transaction would correspond to investor preferences and rating agency requirements for AAA ratings.]

•	[Worked with the Council’s Financial Advisor to develop bond allocations, underwriter compensation and preliminary price guidance designed to achieve lowest storm recovery rates.]

Based upon information reasonably available to its officers, agents, and employees of the Applicant, the Applicant hereby certifies that the structuring and pricing of the Storm Recovery Bonds will result in the lowest Storm Recovery Charges consistent with market conditions at the time of pricing and the terms of the Financing Order.

Respectfully submitted, ENTERGY NEW ORLEANS, INC. By:______________________ Name:____________________ Title:_____________________

ATTACHMENT 5
PRICING ADVICE CERTIFICATE

ATTACHMENT 6
[COUNCIL DESIGNEE’S CONCURRENCE]
[Letterhead]

Date: ____________, 2015

Council of the City of New Orleans
City Hall, Room 1E09
1300 Perdido Street
New Orleans, Louisiana 70112

Pursuant to the Financing Order of the Council of the City of New Orleans (“Council”) dated ________, 2015, Council Docket No. UD-14-01 (Phase II)

I, ___________________, (the “Designee”), in accordance with Act No. 64 of the Louisiana Regular Session of 2006, the “Louisiana Electric Utility Storm Recovery Securitization Act,” codified at La. R.S. 45:1226-1236, and the Financing Order, for the purpose of (a) establishing that the structuring and pricing of the Storm Recovery Bonds will result in the lowest Storm Recovery Charges consistent with market conditions and the terms of the Financing Order and (b) approving at the time of pricing of the Storm Recovery Bonds, the terms and conditions of the Storm Recovery Bonds, servicing fees with respect to the collection of such Storm Recovery Charges and the pledging, assignment and sale of the Storm Recovery Bonds in connection with the initial Storm Recovery Charge, HEREBY CONCUR as follows:

1.
I have received and reviewed in accordance with Financing Order a copy of the Applicant’s Certification, a copy of which is attached hereto, and find that such certificate is in proper form as evidenced by such Financing Order. I have also reviewed other information as I have deemed necessary to provide this certification. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

2.	The following are the terms of the Storm Recovery Bonds:

Name of Storm Recovery Bonds:__________
SPE:____________
Closing Date:____________

Amount Issued:___________
Interest Rates and Expected Amortization Schedule: See Issuance Advice Letter
Distributions to Investors (quarterly or semi-annually):______________
Weighted Average Coupon Rate: See Issuance Advice Letter
Annualized Weighted Average Yield: See Issuance Advice Letter
Initial Balance of Capital Subaccount:_________
Savings Associated with Storm Recovery Reserve: __________

3.
The final structure, terms and pricing of the storm recovery bonds in the Issuance Advice Letter are consistent with the criteria established in the Financing Order, and the mathematical calculations are accurate. Accordingly the terms and conditions of the Storm Recovery Bonds, including financing documentation, the schedule of payments of principal and interest on the Storm Recovery Bonds as well as the initial storm recovery charge are approved.

Respectfully submitted, _____________________ By:______________________ Name:____________________ Title:_____________________

ATTACHMENT 7
SCHEDULE A
EXPECTED AMORTIZATION SCHEDULE
(with coupons, prices, classes, if any, expected amortization schedule and stated maturities, and call features requirements)

A.    General Terms

Class	Price	Coupon	Fixed/Floating	Avg. Life	Stated Maturity

B. Scheduled Amortization Requirement

Date	[Class]	[Class]	[Class]

Appendix b
Financing Order

Appendix b
Financing Order

Allocation Calculation and Riders SSCR and SSCO

Page 41.1
ENTERGY NEW ORLEANS, INC.
ELECTRIC SERVICE	Effective Date: July 30, 2015
Louisiana	Filed Date: June XX, 2015
Supersedes: New Schedule
RIDER SSCR	Schedule Consists of: One Page and
Attachment A
SECURITIZED STORM COST RECOVERY RIDER SSCR

I.    APPLICABILITY

This rider is applicable under the regular terms and conditions of Entergy New Orleans, Inc. to all customers served under any retail electric rate schedule* and/or rider schedule* or Special Contract Rates pursuant to Council of the City of New Orleans (the “Council”) orders in Docket No. UD-14-01. The initial SSCR rate shall be billed beginning on the first day of the first billing cycle of the next revenue month following the date of issuance of the Hurricane Isaac storm recovery bonds.

II.    NET MONTHLY RATE

There shall be added to each monthly bill an adjustment, in the form of a new and separate charge, for the financing of Hurricane Isaac storm recovery costs and the replenishment of the storm reserve and up front financing costs as approved by the Council. Customer charges, energy charges, load or demand charges, lamp charges or access charges on any monthly bill shall be adjusted by the appropriate rate shown in Attachment A.

I.	TRUE-UP

The SSCR Rate Adjustment shall be subject to true-up in accordance with the schedule prescribed in the Commission’s financing order and shall be performed at least semi-annually.Page 41.2

Attachment A

Effective: July 30, 2015

ENTERGY NEW ORLEANS, INC.
SECURITIZED STORM COST RECOVERY RIDER

SSCR RATE

All Rate Classes	4.0539%

*Excluding Schedules AFC, DTK, EAC, EDR, EFRP, EOBP, EOES, EPAD, ESRES, FAC, MES, MISO, NPPA, PPS, R-3, R-8, RCL, RPCEA, SMS and SSCO.

Page 42.1
ENTERGY NEW ORLEANS, INC.
ELECTRIC SERVICE	Effective Date: July 30, 2015
Filed Date: June X, 2015
RIDER SSCO	Supersedes: New Schedule
Schedule Consists of: One Page and Attachment A
SECURITIZED STORM COST OFFSET RIDER - SSCO

I.    APPLICABILITY

This rider is applicable under the regular terms and conditions of Entergy New Orleans, Inc. to all customers served under any retail electric rate schedule* and/or rider schedule* or Special Contract Rates pursuant to the Council of the City of New Orleans (the “Council”) orders in Docket No. UD-14-01.

II.    NET MONTHLY RATE

There shall be added to each monthly bill for electric service an adjustment as approved by the Council. Each Net Monthly Bill shall be adjusted by the appropriate rate shown in Attachment A.

III.    ANNUAL REVIEW AND FILING

Beginning in 2016 and concurrent with the filing for the first adjustment to Rider SSCR, ENO shall file a revised Attachment A containing a revised Rate Adjustment. The revised Rate Adjustment shall become effective for bills rendered on and after the first billing cycle for the month of May of the filing year and shall then remain in effect until changed pursuant to the provisions of this Rider.

Page 42.2

Attachment A

Effective Date: July 30, 2015

ENTERGY NEW ORLEANS, INC.
SECURITIZED STORM COST OFFSET RIDER SSCO

SSCO RATE

All Rate Classes	-0.1647%

*Excluding Schedules AFC, DTK, EAC, EDR, EFRP, EOBP, EOES, EPAD, ESRES, FAC, MES, MISO, NPPA, PPS, R-3, R-8, RCL, RPCEA, SMS and SSCR.

Appendix C
Financing Order

Appendix D
Financing Order

TRUE-UP LETTER
[ENO Letterhead]
Date: ____________, 2015

Council of the City of New Orleans
City Hall, Room 1E09
1300 Perdido Street
New Orleans, Louisiana 70112

Re: Application of Entergy New Orleans, Inc. for Certification of Costs Related to Hurricane Isaac, and for Related Relief and Application of Entergy Louisiana, LLC for Recovery in Rates of Costs Related to Hurricane Isaac, and Related Relief in the Fifteenth Ward of New Orleans (Algiers), Docket No. UD-14-01 (Phase II)

Dear___________:

Pursuant to the Financing Order adopted on the _____ day of _____, 2015 in Application of Entergy New Orleans, Inc. for Certification of Costs Related to Hurricane Isaac, and for Related Relief and Application of Entergy Louisiana, LLC for Recovery in Rates of Costs Related to Hurricane Isaac, and Related Relief in the Fifteenth Ward of New Orleans (Algiers), Docket No. UD-14-01 (Phase II) (the “Financing Order”), Entergy New Orleans, Inc. (“ENO”) as Servicer of the Storm Recovery Bonds or any successor Servicer on behalf of the trustee as assignee of the SPE shall apply semi-annually for a mandatory periodic adjustment to the Storm Recovery Charge. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order or Act No. 64 of the Louisiana Regular Session of 2006, the “Louisiana Electric Utility Storm Recovery Securitization Act,” codified at La. R.S. 45:1226-1236.

Each semi-annual true-up adjustment shall be filed with the Council not less than 15 days prior to the first billing cycle of the month in which the revised storm recovery charges will be in effect. The Council Utility Advisors will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment, after which the charge will become effective. However, any mathematical correction not made prior to the effective date of the storm recovery charge will be made in future true-up adjustment filings and will not delay the effectiveness of the storm recovery charge.

Using the formula approved by the Council in the Financing Order, this filing modifies the variables used in the Storm Recovery Charge calculation and provides the resulting modified Storm Recovery Charge. Attachments 1 and 2 show the resulting Storm Recovery Charge expressed as a percentage of base rate revenues and calculated in accordance with the Financing Order. The assumptions underlying the current Storm Recovery Charge were filed by ENO in an Issuance Advice/True-Up Letter dated ________.

Respectfully submitted,
ENTERGY NEW ORLEANS, INC.
By:
Name:
Title:
Date:

Attachment
ATTACHMENT 1
CALCULATION OF STORM RECOVERY CHARGES

[INSERT TABLE]

Appendix E
Financing Order

Appendix D
Financing Order

ATTACHMENT 2
STORM RECOVERY CHARGE

Rate Class_____	Storm Recovery Charge

Appendix E

Financing Order

STORM RECOVERY RESERVE ESCROW AGREEMENT
THIS STORM RECOVERY RESERVE ESCROW AGREEMENT (this “Escrow Agreement”), effective as of _______________, 2015, is by and between Entergy New Orleans, Inc. (“ENO”), a Louisiana corporation, and Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent).
WHEREAS, on ______________, 2015, the Council of the City of New Orleans (the “Council”), in its capacity as the governmental body having the power of supervision, regulation and control over public utilities providing service within the City of New Orleans, issued in its Docket an order (“Financing Order,” a copy of which is attached hereto as Exhibit A) by which ENO is directed in the Financing Order to cause to be deposited $ million (“Storm Recovery Reserve Amount”) for the funding of storm recovery reserves for ENO’s service territory in a restricted escrow account (“Escrow Account”) to be managed by an unaffiliated financial institution; and
WHEREAS, ENO and Escrow Agent desire to establish an agreement with respect to the Escrow Account.
NOW THEREFORE, ENO and Escrow Agent agree as follows:
1.    Appointment of Escrow Agent. ENO designates and appoints the bank named above as Escrow Agent, to serve in accordance with the terms, conditions and provisions of this Escrow Agreement, and said bank agrees to act as Escrow Agent under the terms, conditions and provisions of this Escrow Agreement.
2.    Deposit of Storm Recovery Reserve Amount.
(a)    Pursuant to the Financing Order, ENO shall cause the Storm Recovery Reserve Amount to be deposited with the Escrow Agent, to be held in a special, identified and segregated account that is separate and apart from the assets of the Escrow Agent. The assets of the Escrow Account (which shall include the Storm Recovery Reserve Amount and any investments, gains or losses, or interest earnings of the Escrow Account) shall be referred to herein as the “Escrowed Property”. Escrow Agent agrees to hold and distribute as provided herein the amounts held in the Escrow Account. Escrow Agent agrees that it will not commingle the Escrowed Property with its own assets.
(b)    The Escrow Agent hereby represents that this Escrow Agreement creates a bailment, and not a debtor-creditor relationship between the parties, and furthermore represents that the Escrowed Property shall not constitute assets of the Escrow Agent.
(c)    The Escrow Agent agrees not to take any action, or fail to take any action, if such action or failure could cause the Escrowed Property to be deemed to be assets of the Escrow Agent, or be deemed to be available to satisfy the claims of creditors of the Escrow Agent, or, in the event a conservator or receiver were appointed for the Escrow Agent, to be part of the Escrow Agent’s conservatorship or receivership estate.
(d)    The Escrow Agent hereby waives any right in or claim to the Escrowed Property, including any right or claim arising out of a banker's lien or similar rights.

3.    Investment of Escrowed Property. Escrow Agent shall invest the Escrowed Property pursuant to written directions from the Vice President and Treasurer or any Assistant Treasurer of ENO which is set forth in Exhibit E hereto. Escrow Agent shall not be liable or responsible in any manner for any loss resulting from an investment made pursuant to such direction. Interest and other earnings on investments (“Escrow Interest”) shall, immediately upon receipt by the Escrow Agent, be credited to the Escrow Account as part of the Escrowed Property.
4.    Disbursements from Escrow Account.
(a)    Except as provided in Sections 6 and 15, Escrow Agent shall disburse funds from the Escrow Account only upon receipt of a certificate signed by two Authorized Officers of ENO, as described in subsection (b) of this Section 4, or upon receipt of an order of the Council or of a court of competent jurisdiction, as described in subsection (c) of this Section 4. The term “Authorized Officer” as used herein shall refer to each such individual then serving as President and Chief Executive Officer, Vice President and Treasurer, any Assistant Treasurer or any Tax Officer of ENO and shall be identified as indicated on Exhibit F.
(b)    (1)    ENO may effect a disbursement of Escrowed Property by delivering a certificate to the Escrow Agent, via regular mail, electronic mail or facsimile, signed by two Authorized Officers of ENO in the form of Exhibit B attached hereto, (i) certifying that a Triggering Weather Event (as defined below) has occurred and (ii) specifying the amount of the requested disbursement.
(2)    A Triggering Weather Event is defined as:

(i)    A storm or weather event the occurrence or prospective occurrence of which prompted the issuance by the National Weather Service (or successor agency) of a “watch,” “warning,” or “advisory” covering at least a portion of ENO’s service territory relating to a “named” hurricane or tropical storm named by the National Weather Service (or successor agency); or

(ii)    A storm or weather event in any portion of ENO’s service territory for which either (1) the President of the United States declares a “Federal Disaster Area” or makes a similar declaration or (2) the Governor of Louisiana declares a “State of Emergency” or makes a similar declaration; and

(iii)    The occurrence of an event or a series of events related to a storm or weather/weather-related event, which causes ENO to incur at least $1,500,000 of costs in aggregate (such costs as would be accounted for as deferred O&M in Account 228 or as capital expenditures in Accounts 107 or 108 consistent with ENO’s Storm Damage policy) to repair damage caused by that event or events and/or otherwise to restore electric service and/or replace and/or remove tangible assets in ENO’s service territory in the aftermath of such event or events.

(c)    Upon receipt by the Escrow Agent of a certified copy of an Order of the Council or a certified copy of an Order of a court of competent jurisdiction authorizing or directing ENO or the Escrow Agent to close the Escrow Account, the Escrow Agent shall disburse to ENO all Escrowed Property, less any currently outstanding charges authorized herein, and, upon said disbursement to ENO this Agreement shall automatically terminate.

(d)    Escrow Agent agrees to make disbursements to ENO:

(1)    within 24 hours or the next business day of receipt of the certificate requesting said disbursement, in the case of a disbursement required under Paragraph (b) of this Section 4; and

(2)    within 30 business days of receipt of an Order described in Paragraph (c) of this Section 4.

(e)    Each request for disbursement presented by ENO shall include disbursement instructions. Disbursements from the Escrow Account shall be made by the Escrow Agent only to the account and only in the manner specified in the disbursement instructions.

(f)    In the event that there are insufficient funds in the Escrow Account to satisfy a request for disbursement that meets the requirements of Paragraph b(1) in this Section 4, at the time that such request is made, the Escrow Agent shall only make a disbursement from the Escrow Account to the extent that funds are available in the Escrow Account. The Escrow Agent shall make no disbursement that would cause an overdraft of the Escrow Account.

(g)    Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of ENO by means of the security procedure selected by ENO and communicated to the Escrow Agent through a signed certificate in the form of Exhibit F attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. Once delivered to the Escrow Agent, Exhibit F may be revised or rescinded only by a writing signed by an authorized representative of ENO. Such revisions or rescissions shall be effective only after actual receipt and following two business days. If a revised Exhibit F or a rescission of an existing Exhibit F is delivered to the Escrow Agent by an entity that is a successor-in-interest to ENO, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of ENO under this Escrow Agreement. ENO understands that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by ENO may result in a delay in accomplishing such funds transfer, and agrees that the Escrow Agent shall not be liable for any loss caused by any such delay.

5.    Review of Disbursements. After Escrow Agent makes disbursements to ENO, ENO shall cause said disbursements to be reviewed by the Council on an annual basis or in connection with any rate review. In the event that ENO as the result of such review is required to repay an amount to the Escrow Account, the Escrow Agent shall accept said amount for re-deposit into the Escrow Account.

6.    Income Taxes. If either the United States Internal Revenue Service or the Louisiana Department of Revenue asserts that the receipt of the Storm Recovery Reserve Amount is subject to income tax, and ENO acquiesces in a determination that such taxes are payable currently, then, upon receipt of a request for disbursement signed by two Authorized Officers of ENO in the form of Exhibit C attached hereto, the Escrow Agent shall deliver to ENO from the Escrow Account the amount needed to pay any such income taxes.
7.    No Diversion Permitted. Except as provided in Sections 4(c), 6 and 15, the assets of the Escrow Account shall be used only to pay amounts that become due pursuant to Section 4(b). Escrowed Property shall not be included in the estate of ENO for bankruptcy purposes or used to satisfy creditors of ENO for purposes inconsistent with those described herein. In no event shall the assets of the Escrow Account be available to satisfy liabilities of ENO other than those set forth herein. Upon a merger or sale of ENO, or surrender of either or both of ENO’s franchises, the assets of the Escrow Account shall continue to be available in accordance with the terms hereof until such time as a final non-appealable order of the Council providing for the disposition of the balance of the Escrowed Property is obtained, upon timely application by ENO.
8.    Information Provided by Escrow Agent. The Escrow Agent shall deliver monthly account statements detailing all deposits to and disbursements from the Escrow Account, including all Escrow Interest. In addition, Escrow Agent shall provide daily on-line access to balances and activity in the Escrow Account. Account statements shall be delivered and on-line access shall be available to the person(s) identified in writing by ENO’s Vice President and Treasurer or any Assistant Treasurer.
9.    Instructions from ENO to Escrow Agent. Except as otherwise provided herein, any instructions, certifications, demands, or other communications from ENO to Escrow Agent may be made by any of the persons then serving as ENO’s President and Chief Executive Officer, Vice President and Treasurer, or any Assistant Treasurer.
10.    Responsibilities of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities except those expressly set forth in this Escrow Agreement. The Escrow Agent shall have no responsibility for the validity of any agreements referred to in this Escrow Agreement, or for the performance of any such agreements by any party or for interpretation of any of the provisions of any such agreements. The Escrow Agent shall be protected in acting upon any certificate, notice or other instrument whatsoever received by the Escrow Agent under this Escrow Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and to have been signed or presented by a proper person or persons. The Escrow Agent shall have no responsibility as to the validity, collectability or value of the Escrowed Property. In the event that the Escrow Agent shall be uncertain as to its duties or rights or shall receive instructions with respect to any Escrowed Property which, in the opinion of the Escrow Agent, are in conflict with any of the provisions of this Escrow Agreement, the Escrow Agent shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by ENO or by order of a court of competent jurisdiction. The Escrow Agent shall be deemed to have no notice of, or duties with respect to, any agreement or agreements with respect to any property held by it in escrow pursuant to this Escrow Agreement other than this Escrow Agreement or except as otherwise provided herein. This Escrow Agreement sets forth the entire agreement between ENO and the Escrow Agent with respect to the escrow of Storm Reserve Amounts. The Escrow Agent shall at all times maintain an investment-grade rating of not less than “A” on LT Local Issuer Credit by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or “A2” on Senior Unsecured Debt by Moody’s Investors Service, Inc., and at least ten billion dollars in assets. Within 10 business days of any rating change, the Escrow Agent shall notify ENO of such change and provide a copy of each rating agency release announcing such a change.
11.    Nature of the Escrow. The Escrow Agent shall have no interest in the Escrowed Property except as provided in this Escrow Agreement. The Escrowed Property shall be held separate from the assets of Escrow Agent. Escrow Agent shall have custody of the Escrowed Property solely as custodian for ENO and its successors and assigns.
12.    Amendment and Cancellation. The Escrow Agent shall not be bound by any cancellation, waiver, modification or amendment of this Escrow Agreement, including the transfer of any interest hereunder, unless such cancellation, waiver, modification or amendment is in writing and signed by ENO, and a copy is provided to the Escrow Agent and, if the duties of the Escrow Agent hereunder are affected in any way, unless such waiver, modification or amendment is accepted in writing by the Escrow Agent. Acceptance of such waiver, modification or amendment by the Escrow Agent shall not, however, be a precondition to its obligation to comply with a direction received under Section 4(c), Section 14, an order referred to in Section 23, or a similar action, and the Escrow Agent shall be bound to comply upon its receipt of any such direction or order from ENO.
13.    Legal Counsel. The Escrow Agent may consult with and obtain advice from legal counsel in the event of any question as to any of the provisions hereof or its duties under this Escrow Agreement, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The reasonable cost of such services, should they be required, shall be added to and be a part of the Escrow Agent’s expenses and reimbursed in accordance with Section 15 hereof.
14.    Resignation or Removal. The Escrow Agent shall have the right, in its discretion, to resign as Escrow Agent at any time, by giving at least 30 days prior written notice of such resignation to ENO. ENO shall have the right to remove Escrow Agent, with or without cause, upon 30 days prior written notice to Escrow Agent. In the event of a removal or resignation, ENO shall promptly select as successor Escrow Agent a bank meeting the requirements of Section 10. The Escrow Agent shall be entitled to unpaid fees and expenses for its services hereunder, as described in Section 15, and shall cooperate with the successor Escrow Agent to effect the transfer of the Escrowed Property. An Escrow Agent shall be discharged from all further duties upon acceptance by a successor Escrow Agent of its duties and upon transfer and delivery of the funds in the Escrow Account to such successor, or upon the order of any court of competent jurisdiction. Upon delivery to ENO of an Escrow Agent’s final statement of receipts and disbursements, the Escrow Agent shall be relieved of all further liability unless ENO files a written objection with it within 30 days of receipt.

15.    Fees and Expenses. The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the Escrow Fee Schedule (attached as Exhibit D) and to be reimbursed for its reasonable out-of-pocket fees and expenses hereunder. The Escrow Agent shall submit an invoice for such fees and expenses to ENO. The Escrow Agent shall deduct its fees and expenses from the Escrow Account no sooner than 30 days after the date of the invoice. The Escrow Agent shall make no disbursement that would cause an overdraft of the Escrow Account.
16.    Notices. All notices, invoices, requests, demands, claims, and other communications relating to this Escrow Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery, (b) on the fourth day after deposit in U.S. Mail if mailed by registered or certified mail, postage prepaid and return receipt requested, (c) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid), or (d) one day after deposit with a reputable overnight courier:
If to the Escrow Agent:

Wells Fargo Bank, N.A.
Corporate, Municipal & Escrow Solutions
625 Marquette Avenue, 11th Floor
Minneapolis, MN 55479
Attention: Lynn Lean, N9311-115
Phone: 612-667-2528
Fax: 612-667-2160
If to ENO:

Entergy New Orleans, Inc.
1600 Perdido Street

New Orleans, Louisiana 70112
Attention: President

with a copy (which shall not constitute notice): to the Vice President and Treasurer (639 Loyola Avenue, New Orleans, Louisiana 70113; Fax: 504-576-4455) and to any other person(s) identified in writing by ENO’s President and Chief Executive Officer, Vice President and Treasurer, or any Assistant Treasurer
ENO or Escrow Agent may change the address and/or facsimile number to which notices, requests, demands, claims, and other communications are to be delivered by giving the other party notice in the manner set forth in this Section 16.
17.    Indemnification of Escrow Agent. ENO agrees to hold the Escrow Agent harmless and to indemnify the Escrow Agent against any loss, liability, claim or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Escrow Agreement; provided, however, that said indemnification shall not cover losses, claims and demands arising out of the gross negligence or willful misconduct of Escrow Agent or any of its employees or agents. The Escrow Agent shall not be responsible for any losses resulting from an act of God, that is, an overwhelming, unpreventable event caused by a force of nature, such as earthquake, flood or tornado, if the losses could not be prevented or avoided by the exercise of due care. The indemnification set forth in this Section 17 shall survive termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.
18.    Disagreements. In the event of a dispute between the parties hereto sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender the Escrowed Property into the registry or custody of any court of competent jurisdiction, to initiate such legal proceedings as it deems appropriate, and thereupon to be discharged from all further duties and liabilities under this Escrow Agreement. Any such legal action may be brought in any such court in Louisiana as Escrow Agent shall determine to have jurisdiction over the Escrowed Property. The filing of any such legal proceedings shall not deprive Escrow Agent of its compensation hereunder earned prior to such filing.
19.    Litigation; Agents. If the Escrow Agent becomes involved in litigation on account of this Escrow Agreement, it shall have the right to retain counsel and shall have a first lien on the Escrowed Property for any and all costs, attorneys’ fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimbursement therefor out of the Escrowed Property in accordance with Section 15, and if such reimbursement is unavailable due to insufficient funds in the Escrow Account, ENO agrees to pay to the Escrow Agent within 30 days of demand its reasonable charges, counsel and attorneys’ fees, disbursements, and expenses in connection with such litigation, except for any litigation that results in a finding of gross negligence or willful misconduct of Escrow Agent or any of its employees or agents. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.
20.    Court Orders. In the event that any of the Escrowed Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court of competent jurisdiction, or any order, judgment or decree shall be made or entered by any order of a court of competent jurisdiction affecting the Escrowed Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

21.    Governing Law. This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana applicable to contracts executed in and to be performed entirely within that state, without reference to its conflict of laws principles.
22.    Severability. Whenever possible, each provision of this Escrow Agreement shall be interpreted in such manner as to be effective and valid under Louisiana law, but if any provision shall be prohibited by or be invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.
23.    Entire Agreement; Binding Effect. This Escrow Agreement contains the entire understanding by and between the parties hereto with respect to the matters contained herein and shall be binding upon and shall inure to the benefit of (a) the parties hereto, (b) any “successor” to ENO (i) that provides electric transmission and distribution service to ENO’s customers that are subject to the jurisdiction of the Council or (ii) that provides distribution service to ENO’s customers that are subject to the jurisdiction of the Council if by law, ENO or its successor is no longer required to own and/or operate both the transmission and distribution systems, and (c) any successor or assign of the Escrow Agent (to the extent permitted hereunder). For purposes of clause (b) of this Section 23, a “successor” means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor or transferor (a “Successor Transaction”), including by way of bankruptcy, reorganization or other insolvency proceeding, merger, acquisition, division, consolidation or other business combination, conversion, assignment, sale, transfer, lease, management contract, pledge or other security, by operation of law, as a result of electric utility restructuring or otherwise.
24. Counterparts. This Escrow Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.
25.    Limitation of Liability. The Escrow Agent SHALL NOT be liable, directly or indirectly, for any (i) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have DIRECTLY resulted from the Escrow Agent’s gross negligence or willful misconduct, or (ii) special, indirect or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the Escrow Agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.
[Remainder of Page Intentionally Blank; Signature Page Follows]
Each party has caused this agreement to be executed in multiple originals by its duly authorized officer effective as of the date first written above.
Entergy New Orleans, Inc.

By:
Name:
Title:
Wells Fargo Bank, N.A.

By:
Name:
Title:

Exhibit A
Financing Order
(Separately Attached)

Exhibit B
Entergy New Orleans, Inc. Request for Disbursement for Storm Costs
This is a request for disbursement from the Escrow Account established by Entergy New Orleans, Inc. (“ENO”) pursuant to that certain Storm Recovery Reserve Escrow Agreement dated _______________, 2015 (“Escrow Agreement”) by and between ENO and Wells Fargo Bank, N.A. This request is made pursuant to Section 4(b) of the Escrow Agreement. Capitalized terms used and not defined herein shall have the meanings set forth in the Escrow Agreement.
The undersigned Authorized Officers of ENO hereby certify that a Triggering Weather Event has occurred that has caused the incurrence of at least $1,500,000 of costs to repair damage and/or otherwise to restore electric service and/or replace and/or remove tangible assets in the aftermath of such event.
Therefore, the undersigned authorize and direct Escrow Agent to make a disbursement to ENO from the Escrow Account (Account No. _______________) in the amount of $____________________, not exceeding the amount of such costs, such transfer to be made via wire transfer from the Escrow Account to:

Bank:
Account:
ABA #:
Dated the _______ day of ___________, 20___.
By:                            By:

Name:                            Name:

Title:                            Title:
Copy to: Council of the City of New Orleans

Exhibit C
Entergy New Orleans, Inc. Request for Disbursement to Pay Income Taxes
This is a request for disbursement from the Escrow Account established by Entergy New Orleans, Inc. (“ENO”) pursuant to that certain Storm Recovery Reserve Escrow Agreement dated _______________, 2015 (“Escrow Agreement”) by and between ENO and Wells Fargo Bank, N.A. The request is made pursuant to Section 6 of the Escrow Agreement. Capitalized terms used and not defined herein shall have the meanings set forth in the Escrow Agreement.
The undersigned Authorized Officers of ENO hereby certify as follows:
Income taxes have been imposed on ENO by the United States Internal Revenue Service and/or Louisiana Department of Revenue with regard to certain Escrowed Property, in the amount of $______________________;
ENO has acquiesced in the payment of that amount of taxes; and
Therefore, the undersigned authorize and direct Escrow Agent to make a disbursement to ENO from the Escrow Account (Account No. _______________) in the amount of $____________________, the amount of such taxes, such transfer to be made via wire transfer from the Escrow Account to:
Bank:
Account:
ABA #:
Dated the _______ day of ___________, 20__.
By:                            By:

Name:                            Name:

Title:                            Title:
Copy to: Council of the City of New Orleans
Exhibit D
Escrow Agent’s Schedule of Fees and Expenses

Acceptance Fee	Waived
A one-time fee for our initial review of governing documents, account set-up and customary duties and responsibilities related to the closing. This fee is payable at closing.

Annual Administration Fee	$3,500.00
An annual fee for customary administrative services provided by the escrow agent, including daily routine account management; investment transactions, cash transactions processing (including wire and check processing), disbursement of funds in accordance with the agreement, tax reporting for one entity, and providing account statements to the parties. The escrow agent reserves the right to assess a $50 tax reporting fee per payee in excess of the amount anticipated above. The administration fee is payable annually in advance per escrow account established. The first installment of the administrative fee is payable at closing.

Out-of-Pocket Expenses	At cost
Out-of- pocket expenses will be billed as incurred at cost at the sole discretion of Wells Fargo.

Extraordinary Services	Standard Rate
The charges for performing services not contemplated at the time of execution of the governing documents or not specifically covered elsewhere in this schedule will be at Wells Fargo’s rates for such services in effect at the time the expense is incurred.

Assumptions
This proposal is based upon the following assumptions with respect to the role of escrow agent:

•	Number of escrow accounts to be established: One (1) account to be established

•	Amount of escrow: estimated $64,000,000

•	Term of escrow: Unknown, estimated Twelve (12) months

•	Number of tax reporting parties: up to Two (2)

•	Number of parties to the transaction: Two (2) entities

•	Number of cash transactions (deposits/disbursements): Not more than One (1) per month

•	Fees quoted assumes balances invested under the escrow agreement will be held in: Wells Fargo Advantage Money Market Fund

Terms and conditions

•
The recipient acknowledges and agrees that this proposal does not commit or bind Wells Fargo to enter into a contract or any other business arrangement, and that acceptance of the appointment described in this proposal is expressly conditioned on (1) compliance with the requirements of the USA Patriot Act of 2001, described below, (2) satisfactory completion of Wells Fargo’s internal account acceptance procedures, (3) Wells Fargo’s review of all applicable governing documents and its confirmation that all terms and conditions pertaining to its role are satisfactory to it and (4) execution of the governing documents by all applicable parties.

•	Should this transaction fail to close or if Wells Fargo determines not to participate in the transaction, any acceptance fee and any legal fees and expenses may be due and payable.

•	Legal counsel fees and expenses, any acceptance fee and any first year annual administrative fee are payable at closing.

•	Any annual fee covers a full year or any part thereof and will not be prorated or refunded in a year of early termination.

•	Should any of the assumptions, duties or responsibilities of Wells Fargo change, Wells Fargo reserves the right to affirm, modify or rescind this proposal.

•	The fees described in this proposal are fixed for 12 months and thereafter subject to periodic review and adjustment by Wells Fargo.

•	Invoices outstanding for over 30 days are subject to a 1.5% per month late payment penalty.

•	This fee proposal is good for 90 days.

•	Important information about identifying our customers
•To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (individual, corporation, partnership, trust, estate or other entity recognized as a legal person) for whom we open an account. What this means for you: Before we open an account, we will ask for your name, address, date of birth (for individuals), TIN/EIN or other information that will allow us to identify you or your company. For individuals, this could mean identifying documents such as a driver’s license. For a corporation, partnership, trust, estate or other entity recognized as a legal person, this could mean identifying documents such as a Certificate of Formation from the issuing state agency.
•
•CTS Op Code C510579
•Date: January 8, 2015
•Submitted by:     Greg Stites, Vice President
•        (512) 344-8640 Office
•        (512) 426-5926 Cell
•        Greg.L.Stites@wellsfargo.com

Exhibit E
Investment details.
ENO shall use its reasonable best efforts and appropriate due diligence to select the investment option for the Escrowed Property, with the goal of maximizing investment return while seeking to preserve the principal amount of the Storm Recovery Reserve Amount at all times and maintaining the highest liquidity during hurricane season. Among the authorized investments, are those authorized by the Trustee’s Trust Department from time to time. As of the date hereof, investments that meet ENO’s criteria are Prime and Government Money Market Funds. ENO shall use reasonable best efforts and appropriate due diligence to review the performance of the investment option that is selected and may make changes to the investment option from time to time as it deems appropriate based on such performance for inclusion in ENO’s reporting requirements to the Council on the Escrow Account.

Exhibit F
Entergy New Orleans (“ENO”) certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit F identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of ENO, and that the option checked in Part III of this Exhibit F is the security procedure selected by ENO for use in verifying that a funds transfer instruction received by the Escrow Agent is that of ENO.

ENO has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit F best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit F, ENO acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by ENO.

NOTICE: The security procedure selected by ENO will not be used to detect errors in the funds transfer instructions given by ENO. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that ENO take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.
Part I
Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of ENO

Name	Title Telephone Number E-mail Address Specimen Signature

_______________	__________ ________________ _____________ ______________________

_______________	__________ ________________ _____________ ______________________

_______________	__________ ________________ _____________ ______________________

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title Telephone Number E-mail Address

___________________	________________ ________________ _________________

___________________	________________ ________________ _________________

___________________	________________ ________________ _________________
Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B.
CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B. ENO understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. ENO further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If ENO wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If ENO chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this ____ day of ___________, 20__.

By ________________________________________
Name:
Title: